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                                                                    CONFIDENTIAL




                             NUR MACROPRINTERS LTD.




                              OFFERING MEMORANDUM:
              OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS




                                  MAY 16, 2002




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                                                                    CONFIDENTIAL

                             NUR MACROPRINTERS LTD.
              OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

  THE OFFER AND YOUR PARTICIPATION AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
                                ISRAEL TIME, ON
                 JUNE 15, 2002 (UNLESS THE OFFER IS EXTENDED).

    As more fully described in the attached disclosure document for the Offer to Exchange Certain Outstanding Stock Options (the 'Offering Memorandum'), NUR Macroprinters Ltd. (the 'Company' or 'NUR') is offering to cancel and exchange outstanding stock options to purchase shares of our ordinary shares that were granted under our 2000 Stock Option Plan, 1997 Stock Option Plan and 1995 Stock Option/Stock Purchase Plan (collectively, the 'Stock Option Plans') and have an exercise price equal to or greater than $1.50 (US) per share. In addition, any options granted to a participating optionee between the date that is six months preceding the date the Offer commences and the Cancellation Date that have a lower exercise price than any option he or she tenders will automatically be tendered for cancellation and exchange. We intend to exchange the cancelled options for replacement stock options that we will grant at least six months and one day after the date on which we cancel the options we accept for exchange. The exercise price of the replacement options will be the fair market value of our ordinary shares on the date they are granted, which could be higher or lower than the exercise price of the options for which they were exchanged. Except as described in the Offering Memorandum, the replacement options will be vested and exercisable to the same degree as the original options would have been had they not been cancelled. All optionees who are employees (including officers) or consultants of the Company or our subsidiaries are eligible to participate in the option exchange. The option exchange will be effected on the terms and subject to the conditions described in the Offering Memorandum.

    Before deciding whether to tender your options for exchange, you should carefully review the Offering Memorandum and the accompanying Election Form (Attachment A), form of Notice of Change of Election (Attachment B) and Agreement to Grant Replacement Option (Attachment C) (collectively, the 'Offer'), and the information on the Company's business and financial status to which we refer you in the Offering Memorandum. Neither we nor our board of directors makes any recommendation as to whether you should tender, or refrain from tendering, your options. YOU MUST DECIDE, TOGETHER WITH YOUR OWN LEGAL, FINANCIAL OR OTHER ADVISORS, WHETHER OR NOT TO TENDER YOUR OPTIONS.

    We are not making this offer to, and we will not accept any tender of options from, optionees in any jurisdiction in which the Offer or the acceptance of tendered options would be unlawful. At our discretion, however, we may take any actions necessary to enable us to make the Offer to optionees in any such jurisdiction.

    We have not authorized any person to make any recommendation on our behalf as to whether you should tender, or refrain from tendering, your options pursuant to the Offer. You should rely only on the information contained in the Offering Memorandum, the accompanying form documents and the information to which we refer you. We have not authorized anyone to give you any information or to make any representation in connection with the Offer that is different from the information and representations contained in the Offering Memorandum and the accompanying form documents, and you should not rely on any such recommendation, representation or information as having been authorized by us.

    WE MUST RECEIVE ALL REQUIRED TENDER DOCUMENTS NO LATER THAN 5:00 P.M., ISRAEL TIME, ON JUNE 15, 2002 (OR, IF WE EXTEND THE OFFER, NO LATER THAN 5:00 P.M. ON THE LAST DAY OF THE EXTENDED OFFER PERIOD). YOU MAY NOT TENDER OPTIONS, OR CHANGE A PREVIOUS ELECTION TO TENDER, AFTER THIS TIME.




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                              OFFERING MEMORANDUM
                                      FOR
              OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

                      SUMMARY: FREQUENTLY ASKED QUESTIONS

    This section summarizes, in question-and-answer format, the material terms of the Offer. The complete description of the Offer begins on page 12 of this Offering Memorandum. Because this summary does not contain all of the information you should consider in deciding whether to accept the Offer, you should read carefully the remainder of this Offering Memorandum and the accompanying Election Form, Notice of Change of Election and Agreement to Grant Replacement Options, as well as the information to which we refer you.

GENERAL QUESTIONS ABOUT THE OFFER AND THE OPTION EXCHANGE PROGRAM

 WHAT IS THE OFFER?

    We are offering to exchange outstanding stock options to purchase shares of the Company's ordinary shares, with an exercise price equal to or greater than $1.50 (US), that we granted to eligible optionees under our 2000 Stock Option Plan, 1997 Stock Option Plan and 1995 Stock Option/Stock Purchase Plan (collectively, the 'Stock Option Plans') before the commencement of the Offer. In addition, any options granted to you between the date that is six months preceding the date the Offer commences and the Cancellation Date (as defined below) that have a lower exercise price than any option you tender will automatically be tendered for exchange. In exchange for each cancelled option, subject to the terms and conditions of the Offer, you will be entitled to receive a replacement option on the date that is six months and one day (or as soon as practicable thereafter) (the 'Replacement Grant Date') after the day on which we cancel your option (the 'Cancellation Date'), provided you continue to have a service relationship as an employee (including officers), consultant or director (as applicable) of the Company, our subsidiary or any successor company in a merger or acquisition (as applicable) on the Replacement Grant Date. The exercise price of the replacement option will be equal to the closing sales price of our ordinary shares as reported on the Nasdaq National Market (the 'Fair Market Value') on the Replacement Grant Date. Except as described below, each replacement option will be vested and exercisable to the same degree as your original option would have been had it not been cancelled.

 WHY IS THE COMPANY MAKING THE OFFER?

    One of the keys to the success of our business is the retention of our most valuable asset, our team of employees and consultants. We are making the Offer because some of our outstanding options, whether or not currently exercisable, have exercise prices that are significantly higher than the recent range of trading prices of our ordinary shares. We believe that, because our employees and consultants are unlikely to exercise these 'out-of-the-money' options in the foreseeable future, these options do not provide the incentive to participate in our growth and success and to acquire and maintain share ownership in the Company that we intended them to have.

    This voluntary option exchange program will allow eligible optionees to exchange out-of-the-money options for replacement options that will have exercise prices equal to the Fair Market Value on the Replacement Grant Date. Through this option exchange program, we intend to provide our eligible employees and consultants with the benefit of owning options that, over time, may have a greater potential to increase in value and create better performance incentives, thereby maximizing shareholder value. Because we will not grant the replacement options until at least six months and one day after the Cancellation Date, however, the replacement options may have a higher exercise price than the cancelled options.



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 WHO IS ELIGIBLE TO PARTICIPATE?

    Eligible optionees include all optionees who are employees (both full and part time, and officers) or consultants of the Company or of our subsidiaries on the date the Offer commences. As discussed more fully below and elsewhere in this Offering Memorandum, however, if you tender one or more option grants for exchange but are not providing service to the Company on the Replacement Grant Date, you will not receive a replacement option or any other consideration for your cancelled option.

    You may submit for cancellation and exchange under the Offer any option grants (or unexercised portions of partially exercised option grants) that were granted under one of the Stock Option Plans, have an exercise price equal to or greater than $1.50 (US) per share, and will be outstanding on the Cancellation Date. In addition, in order to be eligible to participate in the Offer, you must agree to the automatic tender of any options that were granted to you between the date that is six months preceding the date the Offer commences and the Cancellation Date and have an exercise price lower than the exercise price of any option you tender. For example, if you tender an option with an exercise price of $9.00 (US) per share and the Offer commences on June 17, 2002, then you will automatically tender ANY option granted to your on or after December 16, 2001 that has an exercise price of less than $9.00 (US).

 HOW DOES THE OPTION EXCHANGE PROGRAM WORK?

    If you are an eligible optionee who wishes to participate in the Offer, you must make a voluntary election to cancel and exchange one or more eligible options before 5:00 P.M., ISRAEL TIME, JUNE 15, 2002 (or, if the Offer is extended, on or before the last day of the extended Offer period) (the 'Expiration Time'). Your election to tender an option, if not validly withdrawn before the Expiration Time, will be irrevocable after that time. As promptly as practicable after the Cancellation Date, we will issue to you, for each option that you tender and we cancel, an Agreement to Grant Replacement Option in which we will commit to grant to you a replacement option to purchase the same number of shares of our ordinary shares as were subject to your cancelled option, so long as you continue to provide service to the Company on the Replacement Grant Date. Generally, the replacement option will have the same terms and conditions as the cancelled option, except that (a) the exercise price per share will be equal to the Fair Market Value on the Replacement Grant Date, (b) the replacement option will be vested and exercisable at grant as to the number of shares that would have vested under the cancelled option as of the date had that option not been cancelled and (c) the term of the option will be ten years from the Replacement Grant Date subject continuity of your service relationship.

 WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER?

    To tender options for exchange, you must complete, sign and date an Election Form and ensure that we receive it, together with any other required documents, before the Expiration Time. You may deliver the required documents to us in the following ways: you may hand-deliver them to the designated person for your employer as detailed below, and obtain a written receipt, or fax them to such person. If you use fax, you must obtain a fax confirmation.

           For NUR Macroprinters Ltd. (Israel)
           Hila Bikovitzky (fax: 972-8-922-1201)

           For NUR Europe S.A.
           Eitan Varon (fax: 32-10-48-75-64)

           For NUR Media Solutions S.A.
           Sophie Fox (fax: 32-10-45-89-99)

           For NUR America Inc. and Salsa Digital Printers Ltd.
           Michelle Mergele (fax: 1-210-436-2230)

           For NUR Asia Pacific Ltd.
           Caroline Yang (fax: 86-21-586-68840)

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IF WE DO NOT RECEIVE YOUR COMPLETE AND CORRECT ELECTION FORM AND OTHER REQUIRED
DOCUMENTS BEFORE THE EXPIRATION TIME, YOU WILL NOT BE ABLE TO EXCHANGE YOUR OPTIONS. We will determine, in our discretion, all questions and interpretations as to the Election Form and other documents and the documents and the validity, eligibility (including time of receipt) and acceptance of tenders.

QUESTIONS ABOUT REPRICING AND ALTERNATIVES TO THE OPTION EXCHANGE PROGRAM

 IS THIS OPTION EXCHANGE PROGRAM A REPRICING?

    No. We do not believe that the Offer to exchange options constitutes an option repricing under current financial accounting rules. In an option repricing, an option would either be (a) immediately repriced or (b) cancelled and replaced with a replacement option within six months of the cancellation. An option repricing would result in negative financial accounting consequences, as described below.

 WHY CAN'T THE COMPANY JUST REPRICE MY OPTIONS, AS OTHER COMPANIES HAVE DONE?

    The accounting standards of the Financial Accounting Standards Board require variable accounting treatment for repriced options (or option grants that are deemed to be repricings). In variable accounting, a company must record a charge against its earnings in each quarter until the repriced option is exercised, cancelled or expired, for an amount equal to the difference between the new exercise price of the repriced option and the then fair market value of the underlying shares. If we were to simply reprice options, the resulting financial accounting consequences could seriously harm our operating results.

QUESTIONS ABOUT OPTIONS SUBMITTED FOR EXCHANGE

 WHICH OPTIONS CAN I ELECT TO TENDER?

    If you elect to participate in the Offer, you may elect to tender any option grant that was granted under one of our Stock Option Plans, has an exercise price equal to or greater than $1.50 (US) and is outstanding at the Expiration Time. You may also be required to automatically tender certain option grants, as discussed in the next question.

 CAN I CHOOSE WHICH OPTION GRANTS TO TENDER, IF I HAVE MULTIPLE OPTION GRANTS?

    You may tender one or more, or none, of your eligible option grants. Except as described below with respect to an option with a lower exercise price granted to you within between the date that is six months preceding the date the Offer commences and the Cancellation Date, your election to tender or hold your options is entirely at your discretion.

    If you tender one or more eligible options, any options with a lower exercise price than the tendered option that were granted to you between the date that is six months preceding the date the Offer commences and the Cancellation Date will be automatically tendered as well. We currently expect to cancel properly tendered options on June 17, 2002, which means that unless we extend the Offer as described in this Offering Memorandum and the Cancellation Date is correspondingly delayed, you must agree to automatically tender any options granted to you since and including November 16, 2001 that have a lower exercise price than any option you elect to tender.

 CAN I TENDER THE REMAINING PORTION OF AN OPTION GRANT THAT I HAVE ALREADY PARTIALLY EXERCISED?

    You may tender the remaining unexercised portion of an eligible option grant that you have partially exercised. If we accept your election, you will receive a replacement option for the same number of shares as were subject to the unexercised portion of your cancelled option.

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 CAN I EXCHANGE ONLY A PORTION OF AN OPTION THAT I HAVE NOT EXERCISED?

    Because of accounting restrictions, you may not exchange only a portion of an outstanding option grant that has not yet been exercised. You must tender an unexercised option grant, or the remaining unexercised portion of a partially exercised option grant, in its entirety.

 IF I ELECT TO ACCEPT THE OFFER, WHAT WILL HAPPEN TO MY OPTIONS?

    If you elect to participate in the option exchange program, on the Cancellation Date we will cancel any option(s) that you have tendered for exchange and we have accepted. On the Replacement Grant Date, provided you continue to provide service to the Company, we will grant you a replacement option in exchange for your cancelled option. Because of accounting restrictions, you will not be eligible to receive any additional options until that date.

QUESTIONS ABOUT REPLACEMENT OPTIONS

 HOW MANY SHARES WILL BE SUBJECT TO THE REPLACEMENT OPTION?

    The number of shares subject to the replacement option will be equal to the number of shares subject to the cancelled option (or the remaining unexercised portion of the cancelled option, in the case of a partially exercised option).

 WHAT WILL BE THE TERMS OF THE REPLACEMENT OPTION?

    We will grant the replacement option under the same Stock Option Plan as the cancelled option was granted, pursuant to a new stock option agreement between you and us. Except for the exercise price, the number of shares that will be vested at grant (both of which are described below), and the expiration date of the option, your replacement option will have the same terms and be subject to the same conditions as your cancelled option. The replacement option will have a term of ten years, beginning on the Replacement Grant Date.

 WHAT WILL BE THE VESTING SCHEDULE OF THE REPLACEMENT OPTION?

    The replacement option will vest on the same schedule as that of the cancelled option, except that a different portion of the replacement option will be vested and exercisable on the Replacement Grant Date. The replacement option will be vested and exercisable on the Replacement Grant Date as to the number of shares that would have been vested under the cancelled option as of the Replacement Grant Date had the cancelled option continued to vest on its original schedule.

    You should keep in mind that our stock options vest in yearly, not monthly nor daily, installments: the portion of your option that vests yearly vests all at once on each one-year anniversary of your grant date.

 WHAT WILL BE THE EXERCISE PRICE OF THE REPLACEMENT OPTION?

    The exercise price of the replacement option will be the Fair Market Value on the Replacement Grant Date. The Replacement Grant Date will be at least six months and one day after the Cancellation Date, and we cannot predict what our ordinary share price will be on that date. THE EXERCISE PRICE OF YOUR REPLACEMENT OPTION MAY BE HIGHER THAN THE EXERCISE PRICE OF YOUR CANCELLED OPTION. EVEN IF THE EXERCISE PRICE OF THE REPLACEMENT OPTION IS LOWER THAN THE EXERCISE PRICE OF THE CANCELLED OPTION, WE CANNOT GUARANTEE THAT OUR ORDINARY SHARES PRICE, AND THEREFORE THE VALUE OF YOUR OPTION, WILL INCREASE OR MAINTAIN THE SAME LEVEL AFTER THE REPLACEMENT GRANT DATE.

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 WILL THE REPLACEMENT OPTION BE AN ISO OR AN NSO?

    If the option we accept for exchange is an incentive stock option ('ISO'), the replacement option will also be an ISO to the extent it qualifies as an ISO under Section 422 of the Internal Revenue Code of 1986, as amended (the 'Code'). For example, the Code provides that, to the extent the aggregate exercise price of shares subject to ISOs held by an optionee that first become exercisable in any calendar year exceeds $100,000 (US), the portion that exceeds $100,000 (US) will be treated as a nonqualified stock option (an 'NSO'). Both the portion of your cancelled ISO(s) that became exercisable before the Cancellation Date and your replacement ISO(s) count toward your $100,000 (US) limit. As a result, all or part of your replacement option(s) may not qualify for ISO treatment.

 WILL THE REPLACEMENT OPTION BE A 102 OPTION OR 3(i) OPTION?

    If the cancelled option was an option granted pursuant to section 102 of the Israeli Income Tax Ordinance [New Version] 1961, (a '102 Option'), the replacement option will be a 102 Option to the extent permitted by applicable law. Because the replacement option will be treated as a new grant, however, the replacement option must satisfy the requirements of section 102 of the Israeli Income Tax Ordinance, as of the Replacement Grant Date. Likewise, if your tendered option was a 3(i) Option, your replacement option will be a 3(i) Option.

QUESTIONS ABOUT PARTICIPATION IN THE OFFER

 WHAT IS THE DEADLINE TO TENDER OPTIONS, AND WHAT WILL HAPPEN IF I DO NOT TURN IN MY ELECTION FORM BY THE DEADLINE?

    THE DEADLINE TO TENDER OPTIONS IS THE EXPIRATION TIME, 5:00 P.M., ISRAEL TIME, ON JUNE 15, 2002, OR SUCH LATER TIME AS WE EXTEND THE OFFER. We must receive your completed and signed Election Form(s) and any other required documents before the Expiration Time. We may, in our discretion, extend the Offer at any time, but we cannot guarantee that the Offer will be extended and, if extended, for how long. If we do not receive your documents before the Expiration Time, you will not be able to participate in the option exchange. All options you currently hold will remain intact, with their current exercise price, vesting schedule and other terms.

    We reserve the right to reject any tendered option, including those submitted on Election Forms that we determine are not in the appropriate form (for example, those that do not contain all of the requested information or that contain incorrect or incomplete information) or that we determine are unlawful to accept.

 IF I PARTICIPATE IN THE OFFER, WHEN WILL MY CURRENT OPTIONS BE CANCELLED?

    Tendered options we accept for exchange under the Offer will be cancelled on the day after the Expiration Time, or as soon as practicable thereafter.

 WHEN WILL THE REPLACEMENT OPTIONS BE GRANTED?

    We will grant the replacement options on the Replacement Grant Date, which will be six months and one day after the Cancellation Date (or as soon as practicable thereafter). If we cancel the options accepted for exchange on June 17, 2002, the Replacement Grant Date will be on or about December 16, 2002.

 WHY WON'T I RECEIVE MY REPLACEMENT OPTIONS IMMEDIATELY AFTER THE EXPIRATION OF THE OFFER?

    If we were to grant the replacement options earlier than six months and one day after the Cancellation Date, the new grants would be deemed to be repricings and we would be required to record a variable compensation expense against our earnings. By deferring the grant of the

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replacement options for at least six months and one day, we believe that we will not have to record that compensation expense.

 WHEN WILL I RECEIVE MY NEW STOCK OPTION AGREEMENT?

    As soon as practicable after the Cancellation Date, we will send you an Agreement to Grant Replacement Option for each of your options we accept for exchange. We plan to send you a new stock option agreement for each replacement option within 12 weeks after the Replacement Grant Date.

 MAY I WITHDRAW OR CHANGE MY PREVIOUS ELECTION TO TENDER?

    You may withdraw or change a previous tender at any time before the Expiration Time. To do so, you must deliver to us before the Expiration Time, using hand delivery or fax as described above, a completed Notice of Change of Election, in which you will specify either (a) the option(s) you now elect to tender (omitting any option(s) you no longer wish to tender) or (b) that you elect to withdraw all of your options and decline the Offer in its entirety. If you properly submit a Notice of Change of Election, your previously submitted Election Form will be disregarded to the extent specified in the Notice of Change of Election, and you will be deemed to have tendered only the options listed on the Notice of Change of Election (or to have withdrawn all of your options and declined to participate in the option exchange program, if you so specify). If your Notice of Change of Election does not list an option that you had previously listed on an Election Form, you will be deemed to have withdrawn your tender of that option and may retender that option only by again following the change of election procedures described above.

QUESTIONS ABOUT DECIDING WHETHER TO PARTICIPATE IN THE OFFER

 HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE IN THE OPTION EXCHANGE?

    The exercise price of the replacement option may be higher than the exercise price of your current option, and there are no guarantees that you will continue to provide service to the Company on the Replacement Grant Date. You must therefore make your own decision whether to participate, which will depend largely on your assumptions about the future performance of our business, the future economic and equity market environments in the United States and worldwide, your continued relationship with the Company, and other factors of personal importance to you.

    BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS, YOU SHOULD CONSULT WITH YOUR PERSONAL LEGAL, FINANCIAL AND TAX ADVISORS AND CAREFULLY REVIEW THE INFORMATION REGARDING THE OFFER AND OUR BUSINESS AND FINANCIAL CONDITION THAT WE HAVE PROVIDED OR TO WHICH WE REFER YOU.

 WHAT IF I CEASE PROVIDING SERVICE TO THE COMPANY BEFORE THE REPLACEMENT GRANT DATE?

    Any election to tender you make and do not withdraw before the Expiration Time will be irrevocable after that time. If you cease providing service to the Company for any reason before your replacement option is granted on the Replacement Grant Date, you will not have the right to receive a replacement option, the return of your cancelled option or any other consideration for your cancelled option. In other words, if you are not providing service to the Company on the Replacement Grant Date, REGARDLESS OF THE REASON, you will receive nothing in exchange for your cancelled option.

    You should also note that neither eligibility to participate nor actual participation in the Offer conveys any right to remain employed or engaged by the Company or our subsidiaries (or any successor company in a merger or acquisition). If your employment, consulting or director relationship is currently at will, it will continue to be at will and the Offer will not change the status of any existing employment or consulting agreements to which you may be a party.

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 WHAT HAPPENS IF THE COMPANY IS ACQUIRED BY ANOTHER ENTITY BEFORE THE
 REPLACEMENT GRANT DATE?

    It is possible that we could enter into a merger or other acquisition agreement with another entity before the Replacement Grant Date, although we have no plan to do so at this time. Our Agreement to Grant Replacement Option is a binding contract. Under contract law, any successor company to the Company following a stock acquisition would be obligated to honor that commitment unless it procures a waiver from the participating optionees. If, however, your service with the successor company ceases, for any reason, you would lose your right to receive a replacement option or any other consideration for your cancelled option, just as you would had we not been acquired. Unless you were to enter into an employment agreement with the acquiring company, your employment, consulting or director relationship with that company would be at will, terminable by either party at any time and for any reason or no reason, and you could be terminated by the acquiring company before the Replacement Grant Date. In addition, if we cancel your options and are then acquired before the Replacement Grant Date, you would lose the benefit of potential accelerated vesting that certain stock option agreements currently provide in specified circumstances because you would have no options to accelerate.

    In any event, effecting a merger or acquisition transaction could have a substantial effect on our ordinary shares price, including potentially substantial appreciation in the market price of our ordinary shares, and could deprive optionees of any further price appreciation in the ordinary shares underlying their replacement options. In addition, if we were acquired for share consideration, tendering optionees might receive options to purchase shares of a different issuer.

 WHAT ARE THE TAX CONSEQUENCES OF MY PARTICIPATION IN THE OFFER?

    IN THE US

    We believe that the cancellation and exchange of options pursuant to the terms of the Offer will be treated as a nontaxable exchange for U.S. federal income tax purposes. This means that, at the time your options are cancelled or at the time we grant you the replacement options, you will not recognize taxable income.

    If your cancelled option was an ISO, we intend to treat your replacement option as an ISO to the extent permitted by applicable law. Because the replacement option will be treated as a new grant, however, the replacement option must satisfy the ISO requirements as of the Replacement Grant Date. For example, the replacement option will be subject to the $100,000 (US) annual limit on ISOs first becoming exercisable, and the holding periods required for favorable tax treatment of ISOs will restart on the Replacement Grant Date.

    If you elect not to tender any options, we do not believe that your choice not to participate in the Offer will affect the U.S. federal tax treatment of any ISO you hold. The Internal Revenue Service (the 'IRS') may assert, however, that any ISOs that were eligible for exchange have been modified for purposes of the ISO rules because you received a benefit in having the right to exchange those ISOs, even if you declined to participate in the Offer. A successful assertion by the IRS that the Offer itself modifies an ISO could result in an extension of your ISO holding period and, to the extent you sell shares before the holding period expires, cause all or a portion of your ISO to be taxed as an NSO. We do not believe that the Offer constitutes an ISO modification for any holder who does not tender the ISO, however, and we do not believe that the IRS will assert such a position. In any event, any assertion by the IRS, even if successful, will not affect the exercise price or vesting schedule of any options you do not tender.

    IN ISRAEL

    We believe that the cancellation and exchange of options pursuant to the terms of the Offer will be treated as a nontaxable exchange for Israeli income tax purposes. This means that, at the time your options are cancelled or at the time we grant you the replacement options, you will not recognize taxable income.

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    If your cancelled option was a 102 Option, we intend to treat your replacement option as a 102 Option to the extent permitted by applicable law. Because the replacement option will be treated as a new grant, however, the replacement option must satisfy the requirements of section 102 of the Israeli Income Tax Ordinance, as of the Replacement Grant Date.

    If you elect not to tender any options, we do not believe that your choice not to participate in the Offer will affect the Israeli tax treatment of any 102 Option you hold.

    Notwithstanding the above, we obtained a special ruling from the Israeli tax authorities relating to the grant of 102 Options. According to the ruling, the 2 years holding period by a trustee required for favorable tax treatment of 102 Options will restart on the Replacement Grant Date, however it will be reduced by such period of time during which the cancelled options were previously held in trust.

    In addition, the special ruling enables you to sell the you acquired upon your exercise of your 102 Option ('102 Shares') within the two years trust period, despite of the statutory 2 years holding period requirement. According to the ruling, the sale of the 102 Shares during the 2 years holding period shall not be considered as a breach of Section 102. However, should you choose to perform such sale, the benefits of Section 102 shall not apply, except for the deferral of the tax event. Accordingly, the gain generated by you will be considered as an ordinary income (and not as capital gain) and hence will be subject to social security and health insurance taxes. In addition, we will not be allowed to claim the expense as a corporate tax deduction.

    IN BELGIUM

    We believe that the cancellation and exchange of options pursuant to the terms of the Offer will be treated is a nontaxable event for Belgian income tax purposes. This means that you are not required to recognize taxable income at the time your options are cancelled. However, the grant of a replacement option at the Replacement Grant Date will be treated as a new grant and accordingly a taxable event for Belgian income tax purposes will occur. This means that you must recognize taxable income at the time we grant you the replacement options, in accordance with the Belgian law of March 26, 1999 applicable to stock options granted as of January 1, 1999.

    YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF THE OFFER APPLICABLE TO YOUR PARTICULAR SITUATION.

 ARE THERE ANY CONDITIONS TO THE OFFER?

    The Offer is subject to those conditions discussed in this Offering Memorandum. The Offer is not conditioned, however, on the tender by a minimum number of optionees or the tender of options covering a minimum number of shares.

 WHAT DO THE COMPANY'S BOARD OF DIRECTORS THINK OF THE OFFER?

    Although our board of directors has approved the option exchange program and the Offer, neither we nor the board makes any recommendation as to whether you should tender, or refrain from tendering, your options.

ADDITIONAL QUESTIONS

 WHAT HAPPENS IF THE REPLACEMENT OPTIONS END UP OUT-OF-THE-MONEY AGAIN?

    We consider the Offer to be a one-time-only offer. Although the Fair Market Value of our ordinary shares will fluctuate over the 10-year term of the replacement options and could decline below the exercise price, we do not expect to offer another option exchange program in the foreseeable future. While we hope that our market performance will allow the replacement options to appreciate in value, we cannot guarantee our future ordinary share price or that it will exceed the exercise price of the replacement options on the Replacement Grant Date or on any date thereafter.

 WHO CAN I CONTACT IF I HAVE QUESTIONS ABOUT THE OFFER?

    For additional information or assistance, you should contact the designated person for your employer.

           For NUR Macroprinters Ltd. (Israel)
           Hila Bikovitzky (telephone: 972-8-914-5587)

           For NUR Europe S.A.
           Eitan Varon (telephone: 31-10-48-28-35)

           For NUR America Inc. and Salsa Digital Printers Ltd.
           Michelle Mergele (telephone: 210-431-8513)

           For NUR Media Solutions S.A.
           Sophie Fox (telephone: 32-10-48-36-87)

           For NUR Asia Pacific Ltd.
           Caroline Yang (telephone: 86-21-58-661-700)

                       RISK FACTORS RELATING TO THE OFFER

    PARTICIPATION IN THE OPTION EXCHANGE PROGRAM INVOLVES A NUMBER OF POTENTIAL RISKS. This section highlights the material risks of accepting the Offer and tendering your options for cancellation and exchange. You should carefully consider these risk factors and the risk factors relating to our business and financial condition described in the section entitled 'Risk Factors' included in our Annual Report on Form 20F for the fiscal year ended December 31, 2000. In addition, you should carefully read the remainder of this Offering Memorandum, the Election Form and the Notice of Change of Election for a more complete discussion of the risks that may apply to you before deciding to accept the Offer.

ECONOMIC RISKS

 IF THE FAIR MARKET VALUE OF OUR ORDINARY SHARES INCREASES AFTER THE CANCELLATION DATE, YOUR CANCELLED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE REPLACEMENT OPTIONS YOU RECEIVE IN EXCHANGE FOR THEM.

    We cannot predict the exercise price of the replacement options. Because we will not grant replacement options for at least six months and one day after the Cancellation Date, the replacement options may have a higher exercise price than some or all of your cancelled options. For example, if you tender and we cancel options with a $1.50 (US) exercise price and our ordinary share price rises to $5.00 (US) on the Replacement Grant Date, your replacement option will have a higher exercise price and therefore be worth less than your cancelled option.

 PARTICIPATING EMPLOYEES AND CONSULTANTS WILL BE INELIGIBLE TO RECEIVE ANY OPTIONS UNTIL THE REPLACEMENT GRANT DATE.

    Employees and consultants are generally eligible to receive option grants at any time that the board of directors chooses to make them. Because of the financial accounting consequences of option grants made between the date that is six months preceding the date the Offer commences and the Cancellation Date, however, employees, consultants and directors who tender options will be ineligible to receive any option grants until after the Replacement Grant Date, which will be December 16, 2002 at the earliest. After that date, any additional grant(s) to you will be made at the sole discretion of the board of the directors.

 IF YOU CEASE PROVIDING SERVICES TO THE COMPANY BEFORE WE GRANT THE REPLACEMENT OPTION, YOU WILL RECEIVE NEITHER A REPLACEMENT OPTION NOR ANY OTHER CONSIDERATION FOR YOUR CANCELLED OPTION.

    Any election to tender you make and do not withdraw before the Expiration Time will be irrevocable after that time. Once we cancel your option, it is gone for good. The cancellation of your option gives you only a conditional right to receive a replacement option. This right is subject to, among other things, your continuing to provide service to the Company on the Replacement Grant Date. If you cease providing service to the Company for any reason before the Replacement Grant Date, you will not receive a replacement option, the return of your cancelled option or any other consideration for your cancelled option.

 IF WE ARE ACQUIRED BY ANOTHER COMPANY BEFORE WE GRANT THE REPLACEMENT OPTION, YOU COULD BE TERMINATED AND LOSE THE RIGHT TO RECEIVE A REPLACEMENT OPTION AND WILL LOSE THE BENEFIT OF POTENTIAL ACCELERATED OPTION VESTING TO THE EXTENT YOU NOW HAVE IT.

    If we are acquired by another company and the successor company in the acquisition assumes our obligation to grant replacement options, in order to receive a replacement option you will be required to be performing services to the successor company as of the Replacement Grant Date. Unless you enter into an employment agreement with the successor company, your employment, consulting or director relationship with that company will be at will, terminable by either party at any time and for any reason or no reason. The successor company could terminate you before the

Replacement Grant Date, and you would lose your right to receive a replacement option or any other consideration.

    In addition, certain stock option agreements currently provide for accelerated vesting of options in specified circumstances. If we are acquired between the Cancellation Date and the Replacement Grant Date, you will lose any benefit of potential accelerated vesting you now have under any options that we cancelled.

 IF WE ARE PROHIBITED BY APPLICABLE LAW FROM GRANTING NEW OPTIONS, YOU WILL RECEIVE NEITHER A REPLACEMENT OPTION NOR ANY OTHER CONSIDERATION FOR YOUR CANCELLED OPTION.

    We will not grant replacement options if applicable law (including applicable federal, state or foreign statues, rules, regulations, orders and policies or the requirements of governmental and nongovernmental entities to which we are subject) prohibits us from doing so. Such a prohibition could result from changes in the rules, regulations or policies of the Securities and Exchange Commission (the 'SEC') or in the listing requirements of the Nasdaq National Market. We are unaware of, and do not anticipate, any such prohibition at this time, and we will use all reasonable efforts to effect the transactions contemplated by the Offer. If the cancellation of tendered options or the grant of replacement options is prohibited, however, we will not grant you any replacement options and you will not receive a replacement option, the return of your cancelled option or any other compensation for your cancelled option.

TAX-RELATED RISKS FOR U.S. RESIDENTS

 YOUR REPLACEMENT OPTION MAY NOT QUALIFY FOR ISO TREATMENT EVEN IF YOUR CANCELLED OPTION WAS AN ISO.

    If your cancelled option was an ISO, we intend to treat your replacement option as an ISO, but only to the extent that it qualifies as an ISO under
Section 422 of the Code. For example, the Fair Market Value of shares subject to ISOs that first become exercisable by the optionee in any calendar year cannot exceed $100,000 (US), as determined using the aggregate exercise price of the ISOs. To the extent the aggregate exercise price of your ISOs exercisable in any one calendar year exceeds this $100,000 (US) limit, your ISOs will be treated as NSOs. Your participation in the Offer could cause your ISOs to exceed this limit, because both the portion of your cancelled ISO(s) that became exercisable before the Cancellation Date and your replacement options will count toward the limit.

 EVEN IF YOU ELECT NOT TO ACCEPT THE OFFER, YOUR ISOS MAY BE AFFECTED.

    We believe that if you decline to participate in the option exchange program, the Offer will not affect the U.S. federal income tax treatment of the ISOs you hold, your subsequent exercises of those ISOs and any sales of shares acquired upon the exercise of those ISOs. However, the IRS may characterize the option exchange program as a 'modification' of your ISOs, even if you do not participate. We do not believe that the Offer constitutes a modification of any ISO that is not tendered, and we do not believe that the IRS will assert such a position. A successful assertion by the IRS of this position, however, could extend the holding period necessary for your ISOs to qualify for favorable tax treatment.

 BUSINESS-RELATED RISKS

    For a description of risks related to our business, you should review the section entitled 'Risk Factors' in our Annual Report on Form 20F for the fiscal year ended December 31, 2000, filed with the SEC on May 10, 2001. Section 19 of the Offering Memorandum provides information on how you may obtain a copy of the Annual Report and our other SEC filings, free of charge.

              OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS
                                  INTRODUCTION

    NUR Macroprinters Ltd. ('NUR' or the 'Company') is offering to exchange outstanding stock options to purchase our ordinary shares that (a) were granted under our 2000 Stock Option Plan, 1997 Stock Option Plan and 1995 Stock Option/Stock Purchase Plan (the 'Stock Option Plans'), (b) have an exercise price equal to or greater than $1.50 (US) (or that have a lower exercise price than any option tendered for exchange and were granted between (i) the date that is six months preceding the date the Offer commences, and (ii) the Cancellation Date, as described below) and (c) are held by eligible optionees, for replacement stock options we intend to grant in the future. Eligible optionees include all optionees who are employees (both full and part time) and officers or consultants of NUR or any of our subsidiaries on the date the Offer (as defined below) commences. For each option that we accept for cancellation and exchange, the tendering optionee will be entitled to receive a replacement option, to be granted under the applicable Stock Option Plan on the date (the 'Replacement Grant Date') that is six months and one day (or as soon as practicable thereafter) after the date on which we cancel the option (the 'Cancellation Date'), provided that the optionee's relationship as an employee or consultant (as applicable) of NUR, our subsidiary or any successor company to NUR in a merger or acquisition (as applicable) (the optionee's 'Service Status') continues without interruption until the Replacement Grant Date. The exercise price of the replacement option will be the closing sales price per share of our ordinary shares as reported on the Nasdaq National Market (the 'Fair Market Value') on the Replacement Grant Date. Except as described in Section 2 of this Offer to Exchange Certain Outstanding Stock Options (the 'Offering Memorandum'), a replacement option will be vested and exercisable to the same degree as the corresponding cancelled option would have been had it not been cancelled. The terms of the replacement option are described in more detail in Section 2 of this Offering Memorandum.

    We are making the Offer on the terms and subject to the conditions described in this Offering Memorandum, which, together with the accompanying Election Form (Attachment A), form of Notice of Change of Election (Attachment B) and form of Agreement to Grant Replacement Option (Attachment C), as they may be amended from time to time, constitute the 'Offer.' The Offer is not conditioned on the acceptance of the Offer by a minimum number of optionees or the tender of options covering a minimum number of shares.

                              -------------------

                                   THE OFFER

1. ELIGIBLE OPTIONS; REPLACEMENT OPTIONS; EMPLOYMENT STATUS; EXPIRATION AND EXTENSION OF OFFER; NOTIFICATION.

    Options Subject to Offer. Upon the terms and subject to the conditions of the Offer, any option grant (or the remaining unexercised portion of a partially exercised option grant) that (a) is held by an eligible optionee, (b) is outstanding under one of the Stock Option Plans as of the Expiration Date and
(c) has an exercise price equal to or greater than $1.50 (US) may be tendered pursuant to the Offer. We will not accept any tender of less than an entire option (or, in the case of a partially exercised option, less than all of the remaining unexercised portion of the option). In addition, in order to be eligible to participate in the option exchange program, you must agree to automatically tender any options granted to you between (a) the date that is six months preceding the date the Offer commences, and (b) the Cancellation Date that have an exercise price lower than the exercise price of any option you tender.

    As of March 31, 2002, options to purchase an aggregate of 2,171,567 ordinary shares were outstanding under the Stock Option Plans, which number represents 69% of the shares subject to options outstanding under all of our stock option plans. Of the options outstanding under the Stock Option Plans, options to purchase 2,027,166 of our ordinary shares, or 93% of the shares subject to options outstanding under the Stock Option Plans and 65% of the shares subject to options outstanding under all of our stock option plans, were eligible for tender in the Offer. This information includes options that could be automatically tendered as described in the previous paragraph.

    Replacement Options. For each option that you properly tender and we accept for exchange, unless we terminate the Offer in accordance with its terms, you will be entitled to receive, on the Replacement Grant Date, a replacement option to purchase the number of shares that were subject to the cancelled option (or the unexercised portion of the cancelled option, if partially exercised), at a price per share equal to the Fair Market Value on the Replacement Grant Date. The terms of the replacement option will be as described in Section 2 of this Offering Memorandum.

    Service Status. If your service as an employee or consultant with us, our subsidiaries, or any successor company ('Service Status') does not continue without interruption until the Replacement Grant Date, you will not receive a replacement option, the return of your cancelled option or any other consideration for your cancelled option. In other words, if your Service Status terminates before the Replacement Grant Date for ANY reason, you will receive nothing for your cancelled option. Terminations of Service Status include, without limitation, the termination of your employment or consulting relationship with us, our subsidiaries or any successor company, including termination without cause or with good reason and termination as a result of death or disability. A change in your employment or engagement status (for example, from employee to consultant), is not considered a termination of your Service Status.

    Expiration and Extension of Offer. The Offer, and your right to tender options and to withdraw or change any previous election to tender options, will expire (the 'Expiration Time') at 5:00 p.m., Israel time, on June 15, 2002, or if we, in our discretion, extend the Offer, at 5:00 p.m. on the last day of the extended Offer period. If you wish to accept the Offer and participate in the option exchange program, you must make a voluntary election before the Expiration Time to tender one or more unexercised options for cancellation and exchange. Any tender of options, if not validly withdrawn before the Expiration Time, will be irrevocable after that time. If you do not tender options before the Expiration Time, those options will remain intact, with their current exercise price, vesting schedule and other terms.

    If we decide to extend the Offer, we will notify you of the extension no later than 9:00 a.m., Israel time, on June 15, 2002. If we extend the Offer, we must receive the required documents before the extended Expiration Time. Section 17 of this Offering Memorandum describes our rights to extend, terminate and amend the Offer.

2. TERMS OF REPLACEMENT OPTIONS.

    Each replacement option will be granted under the Stock Option Plan from which the cancelled option was granted. We will enter into a new stock option agreement with each participating optionee with respect to each replacement option granted pursuant to the Offer.

    Term. Each replacement option will have a term of ten years, beginning on the Replacement Grant Date.

    Shares Subject to Option. The number of our ordinary shares subject to the replacement option will be equal to the number of shares subject to the cancelled option (or the unexercised portion of the cancelled option, in the case of a partially exercised option), as adjusted for any stock splits, reverse stock splits, stock dividends or similar events that may occur between the Cancellation Date and the Replacement Grant Date.

    Vesting Schedule. On the Replacement Grant Date, the replacement option will be vested and exercisable as to the number of shares equal to the number of shares that would have vested as of the Replacement Grant Date under the cancelled option had the option continued to vest on its original vesting schedule.

    Exercise Price. The exercise price for the replacement option will be the Fair Market Value on the Replacement Grant Date. We cannot predict what our stock price will be on that date, and the exercise price of a replacement option may be higher than the exercise price of the cancelled option for which it was exchanged.

    ISO Status. A replacement option granted under the Stock Option Plans may be an ISO to the extent the corresponding cancelled option (a) was an incentive stock option ('ISO') and (b) qualifies as an ISO under Section 422 of the Internal Revenue Code of 1986, as amended (the 'Code'). Depending on the applicability of the ISO tax rules, all or part of a replacement option may not qualify for ISO treatment. See Section 10 for a discussion of ISO treatment and other provisions of the Code applicable to the Offer.

    102 Options or 3(i) Options. A replacement option granted under the Stock Option Plans may be an 102 stock option or 3(i) stock option to the extent the corresponding cancelled option was a 102 stock option or 3(i) stock option. See
Section 10 for a discussion of Israeli tax consequences.

    Other Terms. Other terms of the replacement option will be substantially identical to those of the cancelled option, as set forth in the stock option agreement for the cancelled option and the applicable Stock Option Plan. You should carefully review your stock option agreement for any option you may tender, as well as the applicable Stock Option Plan and Stock Option Plan summary, to familiarize yourself with the terms to which the replacement options would be subject.

    We will provide you with additional copies of the Stock Option Plans free of charge, upon request to Neta Bloch, our In-House Counsel and Company Secretary, at NUR Macroprinters, Ltd., 12 Abba Hilel Silver St., Lod 71111, Israel, email: netab@nur.com.

    Our descriptions in this Offering Memorandum of the replacement options to be granted under the Stock Option Plans are summaries and do not purport to be complete. They are subject to, and are qualified in their entirety by reference to, the provisions of the Stock Option Plans and the applicable stock option agreements.

3. PURPOSE OF THE OFFER; NO EXTRAORDINARY TRANSACTIONS; NO RECOMMENDATION.

    Purpose of the Offer. We grant options under the Stock Option Plans to enhance our long-term stockholder value by offering opportunities to our employees, consultants and directors to participate in our growth and success, to give them incentive to help our business succeed and to encourage them to acquire and maintain stock ownership in NUR. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the recent range of trading prices of our stock. By offering to exchange outstanding options for replacement options that will have an exercise price equal to the Fair Market Value on the Replacement Grant Date, we intend to provide our eligible employees and consultants with the benefit of owning options that over time may have a greater potential to increase in value and create better performance incentives, thereby maximizing stockholder value. Because we will not grant the replacement options until at least six months and one day after the Cancellation Date, however, the replacement options may have a higher exercise price than that of the cancelled options.

    Extraordinary Transactions. From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies that could significantly change our corporate structure, ownership or organization. We also consider from time to time adopting various measures, such as a stockholder rights plan, that could impede the acquisition of control of NUR by any person. Finally, we may add additional qualified members to our board of directors or expand our senior management team. Any of these transactions or changes could significantly affect the Fair Market Value of our ordinary shares. If we engage in such a transaction or make such a change before the Replacement Grant Date, the Fair Market Value of our ordinary shares could increase (or decrease) in value, and as a result the exercise price of the replacement options could be higher (or lower) than the exercise price of options you elect to tender as part of the Offer. You will be at risk for any such increase in the Fair Market Value before the Replacement Grant Date, and therefore at risk that the exercise price of your replacement options will be higher than the exercise price of your cancelled options, for these or any other reasons.

    Subject to the foregoing and except as otherwise disclosed in this Offering Memorandum or in our Securities and Exchange Commission ('SEC') filings, neither we nor any of our executive officers or directors presently have any plans or proposals that relate to or that would result in any of the following:

     any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving NUR;

     any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     any material change in our present dividend policy, indebtedness or capitalization;

     any change in our present board of directors or management, including a change in the number or term of directors or filling any existing board vacancies, or any change in a executive officer's material terms of employment;

     any other material change in our corporate structure or business;

     the failure of our ordinary shares to be quoted on Nasdaq, the eligibility of our ordinary shares for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (the 'Exchange Act'), or the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

     the acquisition by any person of a material amount of our ordinary shares or the disposition of a material amount of our ordinary shares; or

     any change in our certificate of incorporation or bylaws or the taking of any actions that may impede the acquisition of control of NUR by any person.

    No Recommendation. Neither we nor our board of directors makes any recommendation as to whether you should tender, or refrain from tendering, your options, and we have not authorized anyone to make such a recommendation.

    YOU SHOULD CAREFULLY EVALUATE, IN CONSULTATION WITH YOUR OWN LEGAL, FINANCIAL AND TAX ADVISORS, THE INFORMATION PROVIDED IN THIS OFFERING MEMORANDUM AND TO WHICH WE HAVE REFERRED YOU. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER YOU SHOULD TENDER YOUR OPTIONS.

4. PROCEDURE FOR TENDERING OPTIONS.

    Proper Tender of Options. To validly tender one or more options for cancellation and exchange pursuant to the Offer, you must fully and correctly complete, execute and deliver an Election Form to us before the Expiration Time. You must deliver the required documents to the human resources representative designated below for your employer, using one of the methods indicated below.

      For NUR Macroprinters Ltd. (Israel) -- Hila Bikovitzy

      For NUR Europe S.A. -- Eitan Varon

      For NUR Media Solutions S.A. -- Sophie Fox

      For NUR America Inc. and Salsa Digital Printers Ltd. -- Michelle Mergele

      For NUR Asia Pacific Ltd. -- Caroline Yang

METHOD OF
DELIVERY                                            DELIVER TO
---------------------------------------------------------------------------------------

      Hand delivery        To the designated human resources representative. You must obtain a written receipt from the representative.

        Facsimile          (You must obtain a fax confirmation.)

                           For NUR Macroprinters Ltd. (Israel)
                           Hila Bikovitzky
                           972-8-922-1201

                           For NUR Europe S.A.
                           Eitan Varon
                           32-10-48-75-64

                           For NUR Media Solutions S.A.
                           Sophie Fox
                           32-10-45-89-99

                           For NUR America Inc. and Salsa Digital Printers Ltd.
                           Michelle Mergele
                           1-210-436-2230

                           For NUR Asia Pacific Ltd.
                           Caroline Yang
                           86-21-586-68840

The delivery and method of delivery of all documents, including the Election Form, Notice of Change of Election are at your own risk. In all cases, you should allow sufficient time to ensure timely delivery. Note that delivery does not, in any way, reflect acceptance of the tender on NUR's part.

    Options to Be Tendered. We will not accept partial tenders of option grants. If you tender, you must tender all or none of an unexercised option grant or the entire remaining portion of a partially exercised option grant. If you tender the remaining unexercised portion of an eligible option grant that you have partially exercised, you will receive a replacement option for the same number of shares as were subject to the unexercised portion of your partially exercised cancelled option grant.

    In addition, if you tender options for exchange, any options granted to you between (a) the date that is six months preceding the date this Offer commences, and (b) the Cancellation Date that have a exercise price lower than the exercise price of any option you tender will automatically be tendered as well. We currently expect to cancel properly tendered options on June 17, 2002, which means that unless we extend the Offer and the Cancellation Date is correspondingly delayed, you will be required to tender any options granted to you on or after November 16, 2001 that have a lower exercise price than any option grant you tender.

    Signatures. Any Election Form for a particular option grant must be executed by the optionee who tendered the option grant, exactly as the optionee's name appears on the stock option agreement evidencing that option, or by the optionee's duly authorized fiduciary or representative. If the Election Form is signed by such a fiduciary or representative (such as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity), the signatory must indicate on the Election Form his or her full title and provide proper evidence of his or her authority to act in that capacity.

    Determination of Validity; Rejection of Tendered Options. We will determine, in our discretion, all questions and interpretations as to the Election Form and other documents and the validity, eligibility (including time of receipt) and acceptance of tenders. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of eligible options, including those tendered on Election Forms that we determine are not in appropriate form or that we determine are unlawful to accept.

    Waiver of Defects; No Obligation to Give Notice of Defects. We reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular option grant or by any particular optionee. No tender of options will be deemed to have been properly made until all defects or irregularities have been waived by us or cured by the tendering optionee by the Expiration Time or such other time as we may determine. Neither we nor any other person is obligated to give notice of any defects or irregularities in Election Forms or any other documents relating to tendered options, and neither we nor any other person will incur any liability for failure to give any such notice. The Offer is a one-time offer and we will strictly enforce the Offer period, subject to our right to grant an extension of the Offer at our sole discretion.

    Your Tender and Our Acceptance Constitute an Agreement. Your tender of an option for cancellation and exchange in accordance with the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of an option you tender will constitute a binding agreement between you and us, upon the terms and subject to the conditions of the Offer. If we cancel an option you tender, the stock option agreement for that option will be cancelled automatically, without any further action by any party and regardless of whether you submit the agreement to us, and will be of no further force and effect.

5. WITHDRAWAL OR CHANGE OF ELECTION.

    You may withdraw or change your tender of one or more options that you have previously tendered at any time before the Expiration Time. In addition, if we have not accepted your election to tender by 5:00 p.m., Israel time, on the 40th business day following the commencement of the Offer (which will be July 15, 2002, unless we extend the Offer), you may withdraw your election to tender after that time.

    To withdraw or change your election to tender, you must deliver to the designated person in your subsidiary, using one of the methods of delivery described in Section 4, before the Expiration Time, a completed Notice of Change of Election, in which you specify the options you now elect to tender (omitting any options you no longer wish to tender). A properly submitted Notice of Change of Election will replace any previously submitted Election Form, and the previously submitted Election Form will be disregarded, to the extent specified in the Notice of Change of Election. In that event, you will be deemed to have tendered only the options listed (if any) on the Notice of Change of Election. You may not rescind a withdrawal or change of election: if you wish to add or delete option grants or make other changes to any Election Form or Notice of Change of Election, you must submit a new Notice of Change of Election. If your Notice of Change of Election does not list an option grant that you had previously listed on an Election Form, that option grant will not be deemed properly tendered for purposes of the Offer. In other words, the last properly submitted Notice of Change of Election will govern your election.

    Signatures. Any Notice of Change of Election for a particular option must be executed by the optionee who tendered the option, exactly as the optionee's name appears on the stock option agreement evidencing that option, or by the optionee's duly authorized fiduciary or representative. If the Notice of Change of Election is signed by such a fiduciary or representative (such as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity), the signatory must indicate on the Notice of Change of Election his or her full title and provide proper evidence of his or her authority to act in that capacity.

    Determination of Validity; Rejection of Change of Election. We will determine, in our discretion, all questions and interpretations as to the Notice of Change of Election and other documents and the validity, eligibility (including time of receipt) and acceptance of any change to or withdrawal of an election to tender. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all withdrawals of or changes to an election to tender, including those tendered on Notices of Change of Election that we determine are not in appropriate form or that we determine are unlawful to accept.

    No Obligation to Give Notice of Defects. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Change of Election, and neither we nor any other person will incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity (including time of receipt) of any Notice of Change of Election. Our determination of these matters will be final and binding on all parties.

6. ACCEPTANCE AND CANCELLATION OF OPTIONS; GRANT OF REPLACEMENT OPTIONS; NO OPTION GRANTS BETWEEN CANCELLATION AND REPLACEMENT.

    Acceptance and Cancellation of Options. Upon the terms and subject to the conditions of the Offer, on the day following the Expiration Time (or as soon as practicable thereafter), we plan to accept for exchange and cancellation all options that have been properly tendered and not validly withdrawn before the Expiration Time. Once we cancel an option, you will no longer have any rights with respect to that option except for the right to receive the replacement option in accordance with the terms and conditions of the Offer.

    For purposes of the Offer, we will be deemed to have accepted options for exchange as of the time we give oral or written notice to the tendering optionees of our acceptance of the options for exchange. We may notify our optionees of the time of acceptance by press release. Subject to our rights to extend, terminate and amend the Offer, we currently plan to accept as soon as practicable after the Expiration Time all properly tendered options that are not validly withdrawn by that time.

    Grant of Replacement Options. Subject to the terms and conditions of the Offer, for each option that you tender and we accept, we will grant you a replacement option on the Replacement Grant Date. For example, if we accept options you properly tender by 5:00 p.m., Israel time, on June 15, 2002, the scheduled Expiration Time, and cancel them on June 17, 2002, we will grant your replacement options on or about December 16, 2002. If we extend the Offer, the Replacement Grant Date will be correspondingly delayed. As promptly as practicable after the Cancellation Date, we will issue to you an Agreement to Grant Replacement Option with respect to each of your cancelled options, in which we will commit to grant to you, on a date no earlier than December 16, 2002, a replacement option to purchase the same number of shares as were subject to your cancelled option (or the unexercised portion thereof), provided that your Service Status continues without interruption until the Replacement Grant Date. The terms of the replacement option will be as described in Section 2 of this Offering Memorandum.

    No Option Grants Between Cancellation and Replacement. Because current accounting rules would require us to record a variable compensation charge against our earnings for any grants, including performance-based or bonus grants or promotional grants, made during the period between the Cancellation Date and the Replacement Grant Date to participants in the option exchange program, participants will be ineligible to receive any option grants during that period. Any additional option grant(s) to you after the Replacement Grant Date will continue to be at the discretion of our board of directors.

7. CONDITIONS TO THE OFFER; WAIVER OF CONDITIONS.

    Conditions to the Offer. Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange. In addition, we may terminate or amend the Offer or postpone our acceptance and cancellation of any options tendered for exchange (in each case, subject to Rule 13e-4(f)(5) under the Exchange Act), if at any time after the commencement of the Offer and before the Expiration Time, we determine that any of the following events has occurred and that, in our reasonable judgment and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of the event makes it inadvisable for us to proceed with the Offer or with the acceptance and cancellation of options properly tendered for exchange:

     any pending or threatened litigation or proceeding by any governmental, regulatory or administrative agency or authority that

        (a) directly or indirectly challenges the making of the Offer or the cancellation of some or all of the tendered options or the issuance of replacement options pursuant to the Offer, or otherwise relates in any manner to the Offer; or

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

        (b) in our reasonable judgment, could materially and adversely affect our business, financial condition, assets, income, operations or prospects or materially impair the contemplated benefits to us of the Offer;

     any action pending, threatened or taken, any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, enacted, entered, amended, enforced or deemed to be applicable to the Offer or NUR by any court or any authority, agency or tribunal that could, in our reasonable judgment, directly or indirectly:

        (a) make acceptance of the tendered shares for exchange or the grant of replacement options for some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer, or otherwise relate in any manner to the Offer;

        (b) delay or restrict our ability, or render us unable, to accept for exchange or grant replacement options for some or all of the tendered options;

        (c) materially impair the contemplated benefits to us of the Offer; or

        (d) materially and adversely affect our business, financial condition, assets, income, operations or prospects.

     any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record a compensation expense against our earnings for financial reporting purposes in connection with the Offer;

     announcement of such a merger or acquisition or the public disclosure of a tender or exchange offer for our ordinary shares by another person or entity; or

     any change in our business, financial condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us or could materially impair the contemplated benefits to us of the Offer.

    Waiver of Conditions. The conditions to the Offer are for our benefit. We may assert them at our discretion, regardless of the circumstances from which they arise, before the Expiration Time. We may waive one or more of these conditions at our discretion, in whole or in part, with respect to all options and optionees or particular options and optionees, at any time and from time to time before the Expiration Time, whether or not we waive any other condition to the Offer or waive any condition with respect to any other option or optionee. Our failure at any time to exercise any right will not be deemed a waiver of that or any other right, and the waiver of any right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding on all persons.

8. SOURCE AND AMOUNT OF CONSIDERATION.

    In exchange for each outstanding option properly tendered and accepted for cancellation and exchange, the tendering optionee will be entitled to receive a replacement option to be granted under the Stock Option Plan from which the cancelled option was granted. The number of shares subject to the replacement option will equal the number of shares subject to the unexercised portion of the cancelled option, as adjusted for any stock splits, reverse stock splits, stock dividends or similar events that may occur between the Cancellation Date and the Replacement Grant Date.

    If we receive and accept tenders of all eligible options held by all optionees eligible to participate in the Offer, subject to the terms and conditions of the Offer, we will grant replacement options to purchase an aggregate of 2,027,166 of our ordinary shares. The shares issuable upon exercise of the replacement options for options eligible for tender would represent approximately 93% of the shares subject to all options outstanding as of March 31, 2002 under our Stock Option Plans and approximately 12% of our ordinary shares outstanding as of March 31, 2002.

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    The only consideration that an optionee will receive for a tendered option we accept for exchange pursuant to the Offer is the right to receive the replacement option, on the terms and subject to the conditions of the Offer.

9. EFFECT OF A CHANGE OF CONTROL BEFORE THE REPLACEMENT GRANT DATE.

    It is possible that we could enter into a merger or other acquisition agreement with another entity before the Replacement Grant Date, although we have no plan to do so at this time. Our Agreement to Grant Replacement Option is a binding contract. Under contract law, any successor company to NUR would be obligated to honor that commitment unless it procures a waiver from the participating optionees. If, however, your Service Status did not continue with the acquiring company through the Replacement Grant Date, for any reason, you would lose your right to receive a replacement option or any other consideration for your cancelled option, just as you would had we not been acquired. Unless you were to enter into an employment agreement with the acquiring company, your employment, consulting or director relationship with that company would be at will, terminable by either party at any time and for any reason or no reason, and your employment or service could be terminated by the acquiring company before the Replacement Grant Date. In addition, if we cancel your options and are then acquired before the Replacement Grant Date, you would lose the benefit of the accelerated vesting that certain stock option agreements currently provide in certain circumstances, because you would have no options to accelerate.

    In any event, effecting a merger or acquisition transaction could have a substantial effect on our stock price, including potentially substantial appreciation in the market price of our ordinary shares. Depending on the structure of the transaction, tendering optionees might be deprived of any further price appreciation in the ordinary shares underlying their replacement options. For example, if our ordinary shares were acquired in a cash merger before the Replacement Grant Date, the Fair Market Value on the Replacement Grant Date (and therefore the price at which we grant the replacement options) would likely be a price at or near the cash price paid for the ordinary shares in the transaction. Participating optionees would therefore not receive the benefit of any premium over Fair Market Value paid for our ordinary shares and ordinary share equivalents in the transaction, because the exercise price of the replacement options would incorporate that premium. In addition, if we were to be acquired for stock consideration, tendering optionees might receive options to purchase shares of a different issuer (for example, if the surviving corporation is not NUR).

10. TAX CONSEQUENCES.

    U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the U.S. federal income tax consequences of the exchange of options pursuant to the Offer. This summary does not purport to be a complete description of all federal, state and foreign tax consequences of the Offer, and is based on U.S. federal tax law in effect as of the date of the Offer. The summary is subject to, and is qualified in its entirety by reference to, the provisions of the Stock Option Plans and the related forms of stock option agreements. Because the summary may not address all issues relevant to your personal circumstances or to the country in which you live and work, you should consult with your own tax and financial advisors to determine the tax and other financial consequences of the Offer that may be applicable to you.

    Nontaxable Exchange. We believe that the cancellation and exchange of options pursuant to the terms of the Offer will be treated as a nontaxable exchange for federal income tax purposes. This means that you should not be required to recognize taxable income at the time your options are cancelled or at the time we grant you the replacement options.

    ISO Status. If the cancelled option was an ISO, the replacement option will be an ISO to the extent permitted by applicable law. Because the replacement option will be treated as a new grant

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

under federal tax law, however, the replacement option must satisfy the ISO requirements as of the Replacement Grant Date. For example, the Code provides that, to the extent the aggregate exercise price of shares subject to ISOs held by an optionee that first become exercisable in any calendar year exceeds $100,000 (US), the portion that exceeds $100,000 (US) will be treated as an NSO. Both the portion of your cancelled ISO(s) that became exercisable before the Cancellation Date and your replacement ISO(s) count toward your $100,000 (US) limit. As a result, all or part of your replacement option may not qualify for ISO treatment. In addition, the two-year holding period required for favorable tax treatment of ISOs will restart on the Replacement Grant Date.

    If you elect not to tender any options, we do not believe that your choice not to participate in the Offer will affect any ISO you hold. The Internal Revenue Service (the 'IRS') may assert, however, that any ISOs that were eligible for exchange have been modified for purposes of the ISO rules because you received a benefit in having the right to exchange those ISOs, even if you declined to participate in the Offer. We do not believe that the Offer constitutes an ISO modification for any holder who does not tender the ISO, and we do not believe that the IRS will assert such a position. A successful assertion by the IRS that the Offer itself modifies an ISO, however, could result in an extension of your ISO holding period. To the extent you dispose of your ISO shares before this extended holding period lapses, your ISO could be taxed as an NSO. In any event, however, any assertion by the IRS, even if successful, will not affect the exercise price or vesting schedule of any options you do not tender.

    Tax Consequences Related to Exercise of ISOs. You are not subject to federal income tax upon the exercise of an ISO. We will not be entitled to a tax deduction because of your exercise. If you sell the shares you receive upon the exercise of an ISO both more than one year after you exercise the ISO and more than two years after you were granted the ISO, the sale will result in the realization of long-term capital gain or loss in the amount of the difference between the amount you realized on the sale and your exercise price for the shares. Generally, if you sell or dispose of the shares before the foregoing holding requirements have passed, referred to as a 'disqualifying disposition,' you will recognize ordinary income, and we will receive a corresponding deduction, equal to the lesser of (a) the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price and (b) the excess of the amount you realized on the disposition over the exercise price.

    As described above, the favorable tax treatment associated with ISOs is available to you only to the extent that the value (as determined at the time of grant, based on the exercise price) of the shares covered by the ISO that are first exercisable in any single calendar year does not exceed $100,000 (US). If ISOs that cover an aggregate amount of shares in excess of $100,000 (US) become exercisable in the same calendar year, the excess will be treated as an NSO.

    Tax Consequences Related to Exercise of NSOs. When you exercise an NSO, the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price will be taxed to you as ordinary income. We will be entitled to a deduction in the same amount. In general, your tax basis in the shares you acquire by exercising an NSO is equal to the fair market value of the shares on the date of exercise. Upon a subsequent sale of any of these shares in a taxable transaction, you will realize capital gain or loss, which will be either long-term or short-term, depending on whether you held the shares for more than a year before the sale, in an amount equal to the difference between your basis in the shares and the sales price.

    Alternative Minimum Tax. You must pay alternative minimum tax ('AMT') in a particular year when it exceeds your regular federal income tax for that year. AMT is calculated based on alternative minimum taxable income, which is taxable income for federal income tax purposes, modified by certain adjustments and increased by tax preference items. The acquisition and disposition of shares acquired upon exercise of ISOs may subject you to AMT.

    ISRAELI INCOME TAX CONSEQUENCES

    The following is a general summary of the Israeli income tax consequences of the exchange of options pursuant to the Offer. This summary does not purport to be a complete description of all

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

state and foreign tax consequences of the Offer, and is based on the Israeli Income Tax Ordinance [New Version] 1961 (the 'Ordinance') and the regulations promulgated thereunder, in effect as of the date of the Offer. Because the summary may not address all issues relevant to your personal circumstances, you should consult with your own tax and financial advisors to determine the tax and other financial consequences of the Offer that may be applicable to you.

    Nontaxable Exchange. We believe that the cancellation and exchange of options pursuant to the terms of the Offer will be treated as a nontaxable exchange for Israeli income tax purposes. This means that you should not be required to recognize taxable income at the time your options are cancelled or at the time we grant you the replacement options.

    102 Option Status. If the cancelled option was an option granted pursuant to section 102 of the Ordinance (a '102 Option'), the replacement option will be 102 Option to the extent permitted by applicable law. Because the replacement option will be treated as a new grant, the replacement option must satisfy the requirements of section 102 of the Ordinance ('Section 102') as of the Replacement Grant Date.

    If you elect not to tender any options, we do not believe that your choice not to participate in the Offer will affect any 102 Option you hold.

    Tax Consequences Related to Exercise of 102 Options. You are not subject to income tax upon the grant and exercise of 102 Options. Upon selling the shares received through the exercise of 102 Option ('102 Shares') or upon the transfer of 102 Shares from the trustee to you (as described below), whichever event is earlier, a tax event will occur and result in the realization of capital gain or loss in the amount of the difference between the amount you realized on the sale or transfer from the trustee, as applicable, and your exercise price for the 102 Shares. The taxable capital gain or loss will be taxed in the same manner and at the same rates as compensation income. Tax rates will be determined in accordance with your marginal tax rates. In a case where the 102 Shares are transferred from the trustee to you, the future sale of 102 Shares to a third party will create an additional tax event on the date of sale, in which event you will realize capital gain or loss on the difference between the sale proceeds and the fair market value of 102 Shares on the date the 102 Shares were released from trust.

    The favorable tax treatment associated with 102 Options is available to you only to the extent that the 102 Options and 102 Shares are kept in trust with an authorized trustee during a trust period (currently not less than 2 years from the date of grant). In the event of voluntary termination of your employment with us during the trust period, section 102 may cease to apply and you may be subject to an additional tax event effect as explained below.

    Upon the sale of 102 Shares or the transfer of 102 Shares to you, the trustee is required to withhold and transfer to the Israeli tax authorities an amount equal to 30% of the sale proceeds. Special authorization may be obtained to withhold all necessary taxes through your payroll. If such an authorization is not obtained, you will be required to pay the balance between the final tax liability and the amount withheld by the trustee, by the end of the year and to submit an annual tax return with the tax authorities on your own. We will be entitled to a tax deduction for Israeli income tax purposes in the amount equal to the capital gain or loss realized by you upon sale or transfer of 102 Shares.

    102 Options may be granted only to our employees. An employee may not hold, at the time of grant of a 102 Option or as a result of the grant, more than 10% of the company's share capital.

    If the requirements under Section 102 are breached, or you dispose of the 102 Shares, or the trustee transfers the 102 Shares to you, before the end of the required 2 year holding period, you will recognize capital gain or loss at the time of such disposition or transfer equal to the highest of the following three alternatives provided in the regulations under the Ordinance:

        a) The amount of the tax exemption which you were awarded at the date of grant, including interest and index adjustments for the period commencing on the date of grant and up to the date of payment;

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

        b) The amount of tax which would have been imposed in accordance with
    Section 102(c) of the Ordinance, had the 102 Shares been sold on the date of the above mentioned breach.

        c) In the event that the amount of tax to be paid by you in accordance with Section 102(c) of the Ordinance, if your 102 Shares were sold by the trustee after the lapse of 2 years from the date of grant, is higher than the tax which you have paid under subsections (a) or (b) above (when said amounts are adjusted as required by the tax authorities), you shall pay the tax authorities the difference within 7 days after the lapse of the 2 years.

    Notwithstanding the above, we obtained a special ruling from the Israeli tax authorities relating to the grant of 102 Options. According to the ruling, the 2 years holding period by a trustee required for favorable tax treatment of 102 Options will restart on the Replacement Grant Date, however it will be reduced by such period of time during which the cancelled options were previously held in trust.

    In addition, the special ruling enables you to sell the 102 Shares within the two years trust period, despite of the statutory 2 years holding period requirement. According to the ruling, the sale of the 102 Shares during the 2 years holding period shall not be considered as a breach of Section 102. However, should you choose to perform such sale, the benefits of Section 102 shall not apply, except for the deferral of the tax event. Therefore, the gain or loss generated by you will be considered as ordinary income (and not as capital gain or loss) and hence will be subject to social security and health insurance taxes. In addition, we will not be allowed to claim the expense as a corporate tax deduction.

    Tax Consequences Related to Exercise of 3(i) Options. You are not subject to income tax upon the grant of options pursuant to section 3(i) of the Ordinance (a '3(i) Option'). When you exercise a 3(i) Option, the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price will be taxed to you as ordinary income at your marginal income tax rates. Such income is subject to tax withholding, social security and health insurance taxes. Upon selling the shares received through the exercise of 3(i) Option, you will realize capital gain or loss in an amount equal to the difference between the sale proceeds and the fair market value of the shares at the time of exercise. Under section 3(i), the expense cannot be claimed as a corporate tax deduction automatically.

    Special 42.5% Ruling. Notwithstanding the above, we applied to the Israeli tax authorities for a special ruling reducing the tax rates imposed on the income realized on the exercise of a 3(i) Option. Accordingly, tax rates will be determined in accordance with your marginal tax rates, up to a maximum of 42.5% (instead of a maximum of 50%). Please note that the reduction of the tax rates to 42.5% with regards to 102 Shares, as opposed to 3(i) shares, shall result in the discontinuance of the tax benefits, except for the deferral of the tax event.

    BELGIAN INCOME TAX CONSEQUENCES

    The following is a general summary of the Belgian income tax consequences of the exchange of options pursuant to the Offer. This summary does not purport to be a complete description of all federal, state and foreign tax consequences of the Offer, and is based on the Belgian income tax legislation, in effect as of the date of the Offer. Because the summary may not address all issues relevant to your personal circumstances, you should consult with your own tax and financial advisors to determine the tax and other financial consequences of the Offer that may be applicable to you.

    Taxable Exchange. The cancellation of options pursuant to the terms of the Offer is a nontaxable event for Belgian income tax purposes. This means that you are not required to recognize taxable income at the time your options are cancelled. However, in accordance with the provisions specified below with respect to the tax consequences concerning options, the grant of a replacement option will be treated as a new grant and accordingly a taxable event for Belgian income tax purposes will occur. This means that you must recognize taxable income at the time we grant you the replacement options, in accordance with the Belgian law of March 26, 1999 applicable to stock options granted as of January 1, 1999, as specified below.

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    Tax Consequences Related to Grant of Options. You are subject to income tax upon the grant of options, deemed to occur on the 60th day following the offer date, unless you have given a written notice of refusal. The taxable amount is calculated based on 15% of the fair market value of the underlying shares at the date of the offer if the exercise period is five (5) years or less, which will be increased by 1% for each year that the exercise period exceeds five (5) years. If the option is 'in-the-money' when offered, the difference between the fair market value of the underlying shares and the exercise price, is added to the taxable amount.

    The taxable amount may be reduced from 15% to 7.5%, to be increased by 0.5% for each year that the exercise period exceeds five (5) years up to year ten
(10), if the following conditions are met:

     The exercise price is determined at the offer date.

     The optionee does not reject the offer in writing within 60 days following the offer date.

     The option is not exercisable within a period of three (3) complete calendar years following the year of the offer (when this condition is not satisfied in the plan, it may however still be possible to qualify for the reduced taxation if you commit yourself in writing to respect this condition). Accordingly, you should therefore not exercise before January 1st of the fourth calendar year following the date of offer. If you exercise the option within the three (3) years period, the preferable tax treatments shall cease applying and you will have to pay the additional 7.5% that were discounted.

     The exercise period is limited to 10 years after offer.

     The option rights are not transferable except in case of death of the holder.

     The option is granted by an employer or an affiliate of the employer.

     The optionee is not covered by the issuer company or a related party against an unfavorable evolution of the underlying share price.

     The options are not quoted on a stock exchange.

    Fair market value will be determined, at our option, either as the average quoted price of the share during the 30-days period preceding the offer or the closing quoted price on the day preceding the date of offer.

    The taxable amount will be taxed in the same manner and at the same rates as your compensation income (i.e. graduated tax rates from 25% to 52%).

    In addition to federal income tax, you are required to pay a commune tax, which ranges from 0% to 10% of the amount paid as federal tax, as well as an anti-crisis tax of 1% of the federal tax if your annual income is above EUR 29.747,24.

    A Royal Decree of October 5, 1999 formally exempts stock option plan benefits from Belgian social taxes, except if the option is 'in the money' when offered or if the option is 'covered' (guaranteed benefits). In the latter cases, social taxes are only due if there is a chargeback of the costs to the Belgian employer.

    You must report stock option income in your annual income tax return.

    THIS OFFERING MEMORANDUM DISCUSSES ONLY GENERALLY U.S. FEDERAL, ISRAELI AND BELGIAN INCOME TAX CONSEQUENCES OF THE OFFER. IF YOU LIVE AND WORK IN ANOTHER COUNTRY, YOU SHOULD CONSULT YOUR OWN TAX AND FINANCIAL ADVISORS TO DETERMINE THE TAX, SOCIAL INSURANCE AND OTHER FINANCIAL CONSEQUENCES OF THE OFFER APPLICABLE TO YOUR PERSONAL CIRCUMSTANCES AND THE COUNTRY IN WHICH YOU LIVE AND WORK.

11. INFORMATION ABOUT NUR.

    Company Description. NUR Macroprinters Ltd. is a leading supplier of wide format and super wide format digital printing systems worldwide. We develop, manufacture, sell and service digital color printers for the printing of large images such as billboards, posters and banners, point of purchase displays, exhibition and trade show displays as well as decorations and backdrops for construction scaffolding covers, showrooms, television and film studios, museums and exhibits. We also supply our customers with inks and solvents for use with our printers and print substrates for use with all brands of wide and super wide format digital printers.

    In July 2000, we purchased substantially all of the assets and assumed certain liabilities of Salsa Digital, Ltd. and related entities, previously one of our competitors in the digital printing market. As part of this asset purchase transaction, we acquired the rights to manufacture and sell their line of printers -- the NUR Salsa'TM' printers. These printers complement the NUR line of products by offering a full range of entry-level printers.

    The newly integrated company now consists of two research and development centers, including facilities for research and development of printing equipment in Lod, Israel and a facility for the development of inks in Louvain-la-Neuve, Belgium. We have worldwide marketing, sales and service subsidiaries in Europe, North America, South America, and the Asia Pacific regions.

    Our super wide products are headed by the NUR Blueboard'TM' family of super wide format printers. The NUR Blueboard printer, a second generation of super wide format printers, was introduced by NUR in early 1997. The Blueboard printer can print on substrates of variable widths from 0.9 to 5.0 meters (approximately 3 to 16.4 feet). The Blueboard printer is based on continuous inkjet digital printing technology and is designed for high throughput, high print quality, reliability and ease of use.

    In April 2000, we introduced the fourth and latest version of the Blueboard printers -- the NUR Blueboard HIQ+. The NUR Blueboard HIQ+ offers two optional packages for multiple roll printing or double-sided printing for outdoor backlight applications and a digital calibration system providing for ease of use.

    The NUR Salsa 5000'TM' is a cost-effective super wide digital printer. The NUR Salsa 5000 offers production flexibility by allowing for both super wide print jobs (up to 5 meters or approximately 16 feet) and wide format jobs. Its piezo drop-on-demand technology provides photorealistic printing quality needed for both super wide and wide jobs that require up-close viewing.

    Our wide format printers are headed by the NUR Fresco'TM' family of wide format printers, which were commercially released in February 2000. The NUR Fresco series printers are wide format production presses designed to provide a digital alternative to conventional screen printing on short and medium run jobs. The NUR Fresco printers use piezo continuous drop-on-demand inkjet technology to produce high quality graphics for a wide range of applications. These include point-of-purchase displays, banners, sheet billboards, bus shelter graphics, posters, shopping mall displays, airport terminal displays and many more.

    The NUR Fresco printers print on a wide variety of substrates in roll-to-roll or roll-to-sheet modes. The 1800 model outputs in widths up to 1.83 meters (6 feet). The 3200 model outputs in widths up to 3.2 meters (10.5 feet).

    In September 2001, we introduced the latest version of the NUR Fresco series -- the NUR Fresco HiQ printers which are designed to provide enhanced image quality, enhanced color gamut and text sharpness, operational ease, improved uptime and productivity. The NUR Fresco HiQ printers also offer double-density printing for printing backlit graphics.

    We also offer entry-level wide format printers -- the NUR Salsa Ultima'TM' series. The NUR Salsa Ultima'TM' wide format digital printers include the NUR Salsa Ultima line of 32-head, piezo technology digital printing systems. These systems are capable of printing on variable widths from 1.5 to 3.2 meters (approximately 5 to 10 feet).

    In November 2001, we introduced our new family of printers, the NUR FabriGraph'TM' printers. NUR FabriGraph is a series of production wide format inkjet printers designed specifically for textile applications. The NUR FabriGraph series include the NUR FabriGraph DS3200, 3.5 meters (10.5 ft.) wide printer and the NUR FabriGraph DS1500, 1.5 meters (5 ft.) wide printer. NUR FabriGraph printers use piezo drop-on-demand inkjet technology to print onto standard dye sublimation carrier substrates, for subsequent transfer by conventional heat press to textile fabrics containing a minimum of 50% polyester, as well as a range of rigid and flexible polyester-coated materials.

    The NUR Blueboard printers, the NUR Fresco, NUR Salsa and the NUR FabriGraph printers are sometimes referred to collectively herein as the 'Company's Printers.'

    We also sell specialized inks and substrates for use with the Company's Printers. The inks sold by NUR to our customers for use with the NUR Blueboard, NUR Fresco and the NUR Salsa printers are resistant to water and ultraviolet rays and are well suited for indoor and outdoor use without lamination. The specialized inks for use with the NUR FabriGraph are mainly suitable for indoor applications and do not offer durability without lamination. The substrates we sell to our customers are also suitable for indoor and outdoor use and are made of vinyl, PVC and various textiles.

    We sell our printers and related products primarily to commercial printers, design and service firms, screen printers, outdoor media companies and trade shops. The Company's Printers are installed in more than 600 sites throughout Europe, North and South America, Africa and Asia.

    The company's legal and commercial name is NUR Macroprinters Ltd. The main office is located at 12 Abba Hilel Silver St., P.O. Box 1281, Lod 71111, Israel. The telephone number is (011) 972-8-914-5555. NUR's registered agent in the United States is CT Corporation System located at 1633 Broadway, New York, New York 10019.

    Company History. NUR was incorporated as an Israeli corporation on July 29, 1987 and our corporate governance is controlled by the Israeli Companies Law. Our ordinary shares have been traded on the Nasdaq National Market since October 1995 and are currently traded under the symbol 'NURM.' NUR is a leading supplier of wide format and super wide format digital printing systems worldwide.

    In September 1999, we sold our 84% interest in M.NUR Marketing & Communications GmbH, (NUR Germany). This subsidiary engaged in the printing of super wide format digital graphics.

    In October 1999, we established NUR Pro Engineering Ltd., a joint venture in which we hold 50%. We manufacture and assemble the NUR Blueboard printers and NUR Fresco printers through NUR Pro Engineering.

    In July 2000, we acquired substantially all assets and assumed specified liabilities of Salsa Digital, Ltd. and related entities, previously one of our competitors in the digital printing market. Under the terms of our agreement, we acquired the assets for $30 million (US), which consisted of $20 million (US) in cash and 666,667 ordinary shares valued at approximately $10 million (US), based upon the closing price of the ordinary shares on the Nasdaq National Market on May 15, 2000. In 1997, 1998 and 1999, the business we acquired from Salsa Digital had revenues of $13 million (US), $25 million (US) and $33 million (US), respectively, compared with our revenues during the same periods of $22 million
(US), $36 million (US) and $61 million (US).

    In December 2000, we relocated our main facilities in Israel to a high-tech industrial zone in Lod, Israel to a building consisting of approximately 50,000 square feet. We use this facility as our headquarters and for research and development. We have invested a total of approximately $2 million (US) in building out these facilities. The initial five-year lease of the Lod facility, which commenced November 20, 2000, provides for monthly rent of approximately $63,000 (US). The lease agreement grants NUR an option to continue the lease term for two consecutive periods of 2.5 years.

    In April 2001, NUR commenced implementation of a multiple phase restructuring plan, in order to align its cost structure to more conservative growth rates. The restructuring actions were primarily related to the reorganization of operating activities, such as the centralization of certain research and development operations, the relocation of activities, a reduction in workforce and a reduction in other administrative costs. The restructuring plan was initiated with the consolidation of our U.S. operations. NUR America, Inc. in Boston, MA and Salsa Digital Printers Ltd. were integrated into a single large facility in San Antonio, TX. The two wholly owned subsidiaries operate side by side and share administrative and other resources.

    In October 2001, we continued progress on the overall restructuring plan by consolidating and streamlining our ink manufacturing operations. Our ink research and development operations then located in Israel, Belgium and San Antonio, TX were consolidated into a single facility at Louvain-la-Neuve, Belgium. The restructuring costs in 2001 amounted to $3.4 million (US). In addition, NUR incurred one-time inventory write-offs of approximately $4 million. NUR associates the inventory write-offs with more efficient product rationalization.

12. FINANCIAL INFORMATION.

    Financial Information.

                             NUR MACROPRINTERS LTD.
                            CONDENSED BALANCE SHEETS
                              U.S. $ IN THOUSANDS

                                                                 DECEMBER 31,      SEPTEMBER 30,
                                                              ------------------   -------------
                                                               1999       2000         2001
                                                               ----       ----         ----
CURRENT ASSETS:
    Cash and cash equivalents...............................  $ 9,190   $ 19,219     $ 13,395
    Accounts receivable -- trade............................   11,647     43,126       37,518
    Other receivables and prepaid expenses..................    3,447*     6,336        6,953
    Inventories.............................................   10,689     23,547       24,168
                                                              -------   --------     --------
Total current assets........................................   34,973     92,228       82,034
                                                              -------   --------     --------
INVESTMENTS AND OTHER NON-CURRENT ASSETS
Long-term accounts receivables -- trade.....................       --      2,387        2,873
Investments in affiliates...................................      849*       342          452
Restricted long-term bank deposit...........................      367        262          100
Related parties.............................................       --        618           --
Severance pay funds.........................................      514        696          666
Long-term prepaid expenses..................................       --        208          320
                                                              -------   --------     --------
                                                                1,730      4,513        4,411
                                                              -------   --------     --------
PROPERTY AND EQUIPMENT, NET.................................    2,723      7,046       12,061
OTHER ASSETS, NET...........................................       97     15,994       14,719
DEFERRED INCOME TAXES.......................................      125        225
                                                              -------   --------     --------
        Total assets........................................  $39,648   $120,006     $113,225
                                                              -------   --------     --------
                                                              -------   --------     --------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
    Short-term bank credit..................................  $ 2,743   $    667     $  3,367
    Current maturities of long-term loans...................      832        864        6,104
    Trade payables..........................................    8,243     17,657       16,812
    Trade payables from related parties.....................       --      2,565
    Accrued expenses and other liabilities..................    5,573     13,290       14,089
    Advances from customers.................................    1,791      1,999        1,586
                                                              -------   --------     --------
Total current liabilities...................................   19,182     37,042       41,958
                                                              -------   --------     --------
LONG-TERM LIABILITIES:
    Long-term loans.........................................    1,650     33,847       28,466
    Long-term liability.....................................      293         --
    Excess of losses over investment in affiliate...........       --        212           --
    Accrued severance pay...................................      660        980          934
                                                              -------   --------     --------
                                                                2,603     35,039       29,400
                                                              -------   --------     --------
SHAREHOLDERS' EQUITY:
    Share capital...........................................    2,940      3,618        3,665
    Capital surplus.........................................   17,702     39,057       39,457
    Cumulative translation adjustment.......................     (114)      (578)        (631)
    Accumulated Earnings (Deficit)..........................   (2,665)     5,828         (624)
                                                              -------   --------     --------
        Total Shareholders' Equity..........................   17,863     47,925       41,867
                                                              -------   --------     --------
        Total Liabilities and Shareholders' Equity..........  $39,648   $120,006     $113,225
                                                              -------   --------     --------
                                                              -------   --------     --------

---------
* Reclassified.

                             NUR MACROPRINTERS LTD.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   U.S. $ IN THOUSANDS, EXCEPT PER SHARE DATA

                                                                                                  NINE MONTHS ENDED
                                                                                     --------------------------------------------
                                                                                       9/30/01         9/30/01          9/30/00
                                                                                     -----------      ----------      -----------
                                                        1999(1)      2000(2)(3)      AS REPORTED      PRO FORMA*      AS REPORTED
                                                        -------      ----------      -----------      ----------      -----------
                                                                                                     (UNAUDITED)
Revenues
   Sales of printers and related products......   $58,259       $121,924         $91,825         $91,825          $82,229
   Sales of printed materials..................     2,460         --
                                                  -------       --------         -------         -------          -------
                                                   60,719        121,924          91,825          91,825           82,229
                                                  -------       --------         -------         -------          -------
Cost of revenues
   Cost of sales of printers and related
     products..................................    30,440         64,107          54,914          54,914           43,224
   Cost of sales of printed materials..........     1,344         --
   One time inventory write-offs...............                                    3,989              --               --
                                                  -------       --------         -------         -------          -------
                                                   31,784         64,107          58,903          54,914           43,224
                                                  -------       --------         -------         -------          -------
Gross profit...................................    28,935         57,817          32,922          36,911           39,005
                                                  -------       --------         -------         -------          -------
                                                    48.65%         47.42%          35.85%          40.20%           47.43%
Research & Development expenses................     5,530         15,077           8,659           8,659            8,133
Less -- Grants.................................       721            451            (450)           (450)            (215)
                                                  -------       --------         -------         -------          -------
Research & Development expenses, net...........     4,809         14,626           8,209           8,209            7,918

Selling expenses, net..........................     9,485         17,385          13,866          13,866           11,186
General and administrative expenses............     6,275         12,765           9,869           9,869            8,064
Amortization of goodwill and other intangible
 assets........................................                    1,452           2,178           2,178              726
Write-off of debts from related parties........        --             --              --              --               --

Restructuring costs............................        --             --           2,543              --               --
                                                  -------       --------         -------         -------          -------
                                                   15,760         31,602          28,456          25,913           19,976

Operating income (loss)........................     8,366         11,589          (3,743)          2,789           11,111

Financial expenses net.........................      (616)        (1,423)         (2,669)         (2,669)            (897)
Other income net...............................       176             25             (54)            (54)               8
                                                  -------       --------         -------         -------          -------
Income (loss) before taxes on income
 and equity losses.............................     7,926         10,191          (6,466)             66           10,222

Taxes on income................................       798          1,244              --              --             (777)
Minority interest in earnings of a subsidiary..       (28)            --
Equity in profits (losses) of affiliates, net
 of taxes......................................        75           (454)             14              14             (118)
                                                  -------       --------         -------         -------          -------
Net income (loss) before one time Salsa
 acquisition related items.....................     7,175          8,493          (6,452)             80            9,327

One time acquisition related items
Business integration costs.....................        --             --              --              --              600
In-process R&D.................................        --             --              --              --            4,300
                                                  -------       --------         -------         -------          -------
                                                       --             --              --              --            4,900

Net income (loss) for the period...............   $ 7,175       $  8,493         $(6,452)        $    80          $ 4,427
                                                  -------       --------         -------         -------          -------
                                                  -------       --------         -------         -------          -------
                                                    11.82%          6.97%         - 7.03%           0.09%            5.38%

Earning (loss) per share.......................     $0.64          $0.65          $(0.44)          $0.01            $0.35
                                                  -------       --------         -------         -------          -------
                                                  -------       --------         -------         -------          -------
Diluted earnings (loss) per share..............     $0.56          $0.57          $(0.44)          $0.01            $0.31
                                                  -------       --------         -------         -------          -------
                                                  -------       --------         -------         -------          -------
Weighted average number of shares outstanding
 during the period.............................   11,181,137   13,150,110      14,622,894       14,622,894      12,691,854
                                                  ----------   ----------      ----------       ----------      ---------
                                                  ----------   ----------      ----------       ----------      ---------
Weighted average number of shares outstanding
 during the period used for diluted earnings
 (loss) per share..............................   12,722,600   14,793,327             --        15,190,399      14,502,399
                                                  ----------   ----------      ----------       ----------      ---------
                                                  ----------   ----------      ----------       ----------      ---------

---------
 * Excluding one time inventory write-offs of $4 million and $2.5 million of restructuring costs.

(1) Represents financial information for NUR together with our subsidiaries NUR Media Solutions, NUR America, NUR Europe, NUR Shanghai, NUR Asia Pacific and NUR Germany (first 6 months). We owned 84% of NUR Germany; this subsidiary was sold during the third quarter of 1999.

(2) Represents financial information for NUR together with our subsidiaries NUR Media Solutions, NUR America, NUR Europe, NUR Shanghai, NUR Asia Pacific, Salsa Digital Printers, NUR Hungary Trading and Software Licensing Limited Liability Company, NUR DO Brazil Ltda., Encre Consumables B.V. and Signtech Japan.

(3) In July 2000, we purchased substantially all of the assets and assumed specified liabilities of Salsa Digital, Ltd. and related entities. As part of the asset purchase transaction, we also acquired all of the outstanding capital stock of Signtech Japan.

    Book Value Per Share. The book value per share of our ordinary shares as of March 31, 2002 is $2.55 (US).

    Computation of Ratio of Earnings to Fixed Charges. The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Earnings is the sum of pre-tax income or loss from continuing operations and fixed charges, and fixed charges is the sum of (a) all interest, whether expensed or capitalized, (b) amortization of debt issuance costs, (c) discounts or premiums related to indebtedness and (d) the estimated interest component of rental expense. Fixed charges for the quarter ended March 31, 2002 and for the years 2001 and 2000 are as follows (in thousands):

                 YEAR ENDED DECEMBER 31,
  MARCH 31,     -------------------------
    2002            2001          2000
    ----            ----          ----
($9.70) (US)    ($3.80) (US)   $6.30 (US)

13. PRICE RANGE OF ORDINARY SHARES; DIVIDENDS; PRIOR PUBLIC OFFERINGS; PRIOR PURCHASES OF SUBJECT SECURITIES.

    Price Range of Ordinary shares. The ordinary shares underlying the options are quoted on the Nasdaq National Market under the symbol 'NURM'. The following table shows the high and low closing bid prices of our ordinary shares for the end of each fiscal quarter indicated below, as reported on Nasdaq. Such quotations reflect inter-dealer prices, without mark-up, mark-down, or commission and may not necessarily reflect actual transactions.

                                                          HIGH (US)   LOW (US)
                                                          ---------   --------
2002
First Quarter...........................................   $ 3.65      $ 2.47

2001
First Quarter...........................................     9.75        5.94
Second Quarter..........................................     6.30        3.75
Third Quarter...........................................     5.77        3.18
Fourth Quarter..........................................     3.74        2.29

2000
First Quarter...........................................    21.00       10.25
Second Quarter..........................................    17.25       11.50
Third Quarter...........................................    15.94       12.69
Fourth Quarter..........................................    15.00        7.31

    As of May 6, 2002, the last reported closing bid price of our ordinary shares on Nasdaq was $1.55 (US) per share. In addition to the other information you should consider in deciding whether to tender or hold your options, you should obtain current market quotes for our ordinary shares.

    Dividends. We have never paid cash dividends on our ordinary shares. We currently intend to retain any future earnings to fund the development and growth of our business and therefore do not anticipate paying any cash dividends in the foreseeable future.

    Prior Public Offerings. Since the commencement of our activities in the second-half of 1991 through mid-1993, we financed our operations primarily through loans and the sale of equity to existing shareholders. From mid-1993 through 1995, we financed our operations through a private placement and cash generated from operations.

    In October 1995, we conducted an initial public offering that generated net proceeds of approximately $6.86 million. Since that time, we have primarily relied upon private placements and cash generated from operations to finance our growth.

    Prior Purchases of Subject Securities. None.

14. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS IN THE OPTIONS; AGREEMENTS INVOLVING THE OPTIONS.

    Interests of Directors and Officers. Our directors who are employees and our executive officers are eligible to participate in the Offer.

    A schedule of our directors and executive officers, including information regarding the beneficial ownership of eligible options by each such director and executive officer, is attached to this Offering Memorandum as Schedule A. As of March 31, 2002, our executive officers and nonemployee directors as a group held outstanding options under the Stock Option Plans to purchase an aggregate of 865,334 ordinary shares. This number of shares represented approximately 40% of the ordinary shares subject to all options outstanding under the Stock Option Plans as of that date and approximately 28% of the ordinary shares subject to options outstanding under all of our stock option plans as of that date.

    Transactions in the Options. In the 60 days before and including May 8, 2002, we effected the following transactions involving options to purchase our ordinary shares:

     we granted options to purchase an aggregate of 32,000 ordinary shares to newly hired employees; and

     we granted options to purchase an aggregate of 11,500 ordinary shares to employees as performance grants.

    None of our executive officers and directors (or the executive officers and directors of our subsidiaries) engaged in any transactions involving options to purchase our ordinary shares in the 60 days before and including May 8, 2002.

    Agreements Involving the Options. We have provided for the grant of options in stock option agreements, offer letters and employment agreements with employees and consultants.

    Except as described above, there are no agreements, arrangements or understandings between us or our (or our subsidiaries') directors or officers and any other person with respect to options to purchase our ordinary shares.

15. STATUS OF OPTIONS ACQUIRED IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE
    OFFER.

    Status of Options Acquired in the Offer. We will cancel the options we acquire in the Offer and return the ordinary shares subject to those options to the option pool of the Stock Option Plan from which the cancelled options were granted, where those shares will be available for the replacement option grants. To the extent the number of shares returned to the option pool upon cancellation of tendered options exceeds the number of shares we reserve for issuance upon the exercise of replacement options granted on the Replacement Grant Date, those shares will be available for future grants to eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market.

    Accounting Consequences of the Offer. We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Offer, for the following reasons:

     we will not grant any replacement options for at least six months and one day after we cancel options tendered pursuant to the Offer;

     the exercise price of the replacement options will be equal to the Fair Market Value of our ordinary shares on the Replacement Grant Date; and

     we are requiring the automatic tender of any options granted to a participant in the Offer between the date that is six months preceding the date the Offer commences and the Cancellation Date that have an exercise price lower than the exercise price of any option the participant tenders.

    If we were to grant the replacement options earlier than six months and one day after the Cancellation Date, we would face onerous accounting charges because the replacement options would be treated as variable awards for financial reporting purposes. We would be required to record, in each quarter, a compensation expense against our earnings equal to the difference between the then Fair Market Value of the replacement options and the exercise price of the replacement options. The higher the Fair Market Value of our ordinary shares, the greater the compensation expense we would have to record against our earnings. This variable accounting and resulting quarterly charges would continue until the replacement options were exercised, cancelled or terminated.

    By deferring the grant of the new options for at least six months and one day, we believe we will avoid variable accounting treatment for the replacement options.

16. LEGAL MATTERS; REGULATORY APPROVALS.

    Legal Matters. If we are prohibited by applicable laws or regulations from granting replacement options during a period of reasonable length beginning immediately after the day that is six months and one day from the Cancellation Date, we will not grant replacement options. Although we are currently unaware of and do not anticipate any such prohibition, such a prohibition could result from future changes in SEC rules, regulations or policies or Nasdaq listing requirements, changes in the Israeli Companies Law 5759-1999 or the Israeli Securities Law 5728-1968. We will make all reasonable efforts to effect the transactions contemplated by the Offer, however, and expect to complete the Offer on the terms described in this Offering Memorandum. If the cancellation of tendered options or the grant of replacement options is prohibited, however, we will not grant you any replacement options and you will not receive a replacement option, the return of your cancelled option or any other compensation for your cancelled option.

    Regulatory Approvals. We are not aware of any material license or regulatory permit for our business that would be adversely affected by, or of any approval or other action by any domestic or foreign governmental, administrative or regulatory authority or agency that would be required for, our acquisition, cancellation and replacement of options as contemplated by the Offer. Should any such approval or other action be required or advisable, we presently contemplate that we would seek to obtain the approval or take the action. If we are unable to do so on acceptable terms, adverse consequences to our business or the Offer could result. We have obtained approval of the Israeli securities commission prior to the commencement of the Offer.

    Our obligation under the Offer to accept tendered options for exchange and to grant replacement options is subject to the terms and conditions of the Offer.

17. EXTENSION OF OFFER; TERMINATION; AMENDMENT; NOTIFICATION.

    Right to Extend, Terminate, Delay. We expressly reserve the right, in our sole discretion, at any time and from time to time before the Expiration Time, and regardless of whether we have deemed any event listed in Section 7 to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance of any options tendered for exchange, by giving oral or written notice of such extension to our eligible optionees or making a public announcement of such extension. We also expressly reserve the right, in our reasonable judgment, at any time before the Expiration Time, to terminate the Offer or to postpone our acceptance and cancellation of any options tendered for exchange, regardless of whether we have deemed any event listed in Section 7 to have occurred, by giving oral or written notice of such termination or postponement to our eligible optionees or by making a public announcement of such termination or postponement. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-(f)(5) under the Exchange Act, which requires that we must pay the compensation offered or return the options tendered promptly after termination or withdrawal of a tender offer.

    Right to Amend. Subject to applicable law, we further reserve the right, in our sole discretion, at any time and from time to time before the Expiration Time, and regardless of whether we have deemed any event listed in Section 7 to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the compensation offered in the Offer to eligible optionees or by decreasing or increasing the number of options we seek to acquire in the Offer), by making public announcement of the amendment.

    If we materially change the terms of the Offer or the informational materials concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

    Notification. If we decide to extend the Offer, we will notify you of the extension no later than 9:00 a.m., Israel time, on June 15, 2002. We will disseminate promptly to our optionees any public announcement we make in connection with the Offer, in a manner reasonably designed to inform them of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

    If we take any of the following actions, we will publish notice or otherwise inform you in writing of the action:

     we change the compensation to be offered for cancelled options;

     we decrease the number of options eligible to be tendered in the Offer; or

     we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon the exercise of options eligible for tender immediately before the increase.

If the Offer is scheduled to expire at any time before the tenth business day after, and including, the date that we first give notice of such an increase or decrease, we will extend the Offer to a date that is at least 10 business days following the notice. We will also notify you of any other material change in the information contained in this Offering Memorandum.

    For purposes of the Offer, a 'business day' is any day other than Saturday, Sunday or an Israeli or U.S. federal holiday.

18. FEES AND EXPENSES.

    We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to the Offer.

19. ADDITIONAL INFORMATION.

    We file annual and current reports and other information with the SEC.

    Our SEC filings are available to the public over the Internet at the SEC's Web site at http://www.sec.gov.

    The SEC's Web site contains reports and other information regarding issuers, such as NUR, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

    You may also obtain copies of the documents at prescribed rates by writing to the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.

    Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

    The SEC allows us to 'incorporate by reference' into this Offering Memorandum the information we have filed with the SEC, which is considered to be a part of this Offering Memorandum. We incorporate by reference the following documents:

     Our annual report on Form 20-F for the year ended December 31, 2000, filed with the SEC on May 10, 2001;

     Our current reports on Form 6-K filed with the SEC on May 10, 2001, July 3, 2001, August 10, 2001, November 8, 2001, January 18, 2002, February 21,
     2002, April 12, 2002 and May 12, 2002; and

     The description of our ordinary shares contained in the registration statements under the Exchange Act on Form 8-A as filed with the SEC on July 25, 1995, and September 15, 1995, and including any subsequent amendment or report filed for the purpose of updating such description.

    The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this Offering Memorandum as of the date on which the document is filed, and any older information that has been modified or superceded will not be deemed to be part of this Offering Memorandum. If you find inconsistencies between any of these documents, or between an SEC document and this Offering Memorandum, you should rely on the statements made in the most recent document.

    Upon request, we will provide you with a copy of the SEC filings that have been incorporated by reference in this Offering Memorandum. You may request a copy of these filings, free of charge, by contacting:

                       NUR Macroprinters, Ltd.
                       Attention: Neta Bloch
                       12 Abba Hilel Silver Street
                       Lod, 71111, Israel
                       netab@nur.com

    The information contained in this Offering Memorandum should be read together with the information contained in these SEC documents to which we have referred you.

20. MISCELLANEOUS.

    Forward-Looking Statements. This Offering Memorandum, the accompanying documents and the SEC filings listed above contain forward-looking statements, which provide our current expectations or forecasts of future events. We use words such as 'anticipates,' 'believes,' 'expects,' 'future' and 'intends,' and similar expressions, to identify forward-looking statements, but the absence of these words does not mean that the statement is not forward-looking. Forward-looking statements include statements about our plans, objectives, expectations and intentions and other statements that are not historical facts. They are subject to known and unknown risks and uncertainties and inaccurate assumptions that could cause our actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in the section entitled 'Risk Factors for Participating in the Offer' in this Offering Memorandum and the section entitled 'Risk Factors' in our Annual Report on Form 20-F for the year ended December 31, 2000. You should not unduly rely on these forward-looking statements, which apply only as of the date of the document in which they are contained.

    Compliance With Applicable Law. We are not aware of any jurisdiction in which the making of the Offer does not comply with applicable law. If we become aware of any jurisdiction in which the making of the Offer does not comply with applicable law, we will make a good-faith effort to comply with such law. If, after our good-faith effort, we cannot comply with applicable law, we will not make the Offer to, and we will not accept tenders from or on behalf of, the optionees residing in that jurisdiction.

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

    No Recommendation; Unauthorized Representations. We have not authorized any person to make any recommendation on our behalf as to whether you should tender, or refrain from tendering, your options pursuant to the Offer. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offering Memorandum and the accompanying forms. You should rely only on the information contained in this Offering Memorandum, the accompanying forms and the SEC filings to which we have referred you, and you should not rely on any recommendation or any representation or information from any other source as having been authorized by us.

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

                           GLOSSARY OF DEFINED TERMS

BUSINESS DAY                   Any day other than Saturday, Sunday or a U.S. federal or
                               Israeli holiday.

CANCELLATION DATE              The date on which NUR cancels your tendered option(s), which will be one day (or as soon as practicable thereafter) after the Expiration Time.

EXPIRATION TIME                The time before which options must be tendered for exchange in order to participate in the option exchange program,
                               which is 5:00 p.m., Israel time, on June 15, 2002 (or, if
                               the Offer is extended, 5:00 p.m., Israel time on the last
                               day of the extended Offer period).

FAIR MARKET VALUE              The closing sales price of one of our ordinary shares, as
                               reported on the Nasdaq National Market.

ISO                            Incentive stock option.

NSO                            Nonqualified stock option.

OFFER                          Offering Memorandum, Election Form, Notice of Change of
                               Election and Agreement to Grant Replacement Option.

OFFERING MEMORANDUM            Disclosure document for the Offer to Exchange Certain
                               Outstanding Stock Options.

REPLACEMENT GRANT DATE         The date on which we will grant replacement options, which will be the date that is six months and one day (or as soon as practicable thereafter) after the Cancellation Date.

SEC                            The Securities and Exchange Commission.

SERVICE STATUS                 Your relationship as an employee or consultant (as
                               applicable) of NUR, its subsidiary or any successor company in a merger or acquisition (as applicable).

STOCK OPTION PLANS             2000 Stock Option Plan, 1997 Stock Option Plan and 1995
                               Stock Option/Stock Purchase Plan.

                                   SCHEDULE A
         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                             NUR MACROPRINTERS LTD.

    The directors and executive officers of NUR Macroprinters Ltd., their titles and the number of eligible options held by each as of March 31, 2002, are as follows:

Dan Purjes           Chairman of the Board                                           N/A

Erez Shachar         President and Chief Executive Officer                         385,000

Hilel E. Kremer      Chief Financial Officer and Secretary                         150,000

Alon Avnon           Vice President of Sales and Business Development               86,000

Eliahu Shalev        Chief Operating Officer and Vice President of Research and
                     Development                                                   163,000

Ron Michael          Vice President of Marketing                                    81,334

Doron Tsur           Director                                                          834

Robert F. Hussey     Director                                                        N/A

Orit Leitman         External Director                                               N/A

Gideon Shenholz      External Director                                               N/A

Oded Akselrod        Director                                                        N/A

    The address of each director and executive officer is: c/o NUR Macroprinters Ltd., 12 Abba Hilel Silver Street, P.O. Box 1281, Lod 71111, Israel.

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